   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                CONDUCTUS, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          3661                  77-0162388
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                              969 W. MAUDE AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 523-9950

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               CHARLES E. SHALVOY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CONDUCTUS, INC.
                              969 W. MAUDE AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 523-9950

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                              BROOKS STOUGH, ESQ.
                         WILLIAM E. GROWNEY, JR., ESQ.
                              KEVIN A. LUCAS, ESQ.
                            Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 321-2400
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.0001 par value.............      3,069,243            $1.6407            $5,035,707          $1,399.93

(1) The price of $1.6407 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq Stock Market on January 4, 1999, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED JANUARY 11, 19999

                                3,069,243 SHARES

                                     [LOGO]

                                CONDUCTUS, INC.
                                  COMMON STOCK

  THE SELLING STOCKHOLDERS OF CONDUCTUS, INC. ARE OFFERING 3,069,243 SHARES OF COMMON STOCK, $0.0001 PAR VALUE, OF CONDUCTUS, INC. THIS OFFERING IS NOT BEING
                                 UNDERWRITTEN.

                            ------------------------

 INVESTING IN THE COMMON STOCK INVOLVES CONSIDERABLE RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

    From time to time, certain stockholders (the "Selling Stockholders") of Conductus, Inc. ("Conductus" or the "Company") may offer the shares (the "Shares") of Common Stock (the "Common Stock") in transactions (i) in the Nasdaq SmallCap Market, (ii) in privately negotiated transactions, or (iii) by a combination of such methods of sale. Such sales may occur at fixed prices that are subject to change, at prevailing market prices, or at negotiated prices.

    Selling Stockholders may sell Shares through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both. Selling Stockholders may also sell Shares to broker-dealers buying for their own account, and these broker-dealers may receive similar compensation from such Selling Stockholders. Compensation received by such broker-dealers may exceed that which is considered customary. See "Principal Stockholders and Selling Stockholders" and "Plan of Distribution."

    Conductus will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Conductus has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

    On January 6, 1999, the closing sale price of the Company's Common Stock in the Nasdaq SmallCap Market was $1 11/16 per share. The Common Stock is traded in the Nasdaq SmallCap Market under the symbol "CDTS."
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS         , 1999

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27 OF THE SECURITIES ACT AND SECTION 21 OF THE EXCHANGE ACT, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING CONDUCTUS' EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE OF THIS PROSPECTUS, AND THE COMPANY DOES NOT ASSUME ANY OBLIGATION TO UPDATE ANY OF THESE FORWARD-LOOKING STATEMENTS.

    A FORWARD-LOOKING STATEMENT INVOLVES A PREDICTION. THE ACCURACY OF THIS PREDICTION IS SUBJECT TO RISKS AND UNCERTAINTIES. CONDUCTUS' ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THIS PROSPECTUS UNDER "RISK FACTORS." YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THE "RISK FACTORS" SECTION, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN, BEFORE MAKING AN INVESTMENT DECISION.

                                  THE COMPANY

    Conductus, Inc., founded in 1987 and based in Sunnyvale, California, develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications market. For many applications, the unique properties of superconductors offer significant performance advantages over products based on conventional copper electronic components. These advantages can provide improved price/performance at the system level because of enhanced sensitivity and efficiency as well as reduced size and weight.

                                Conductus, Inc.

                              969 W. Maude Avenue

                          Sunnyvale, California 94086

                                 (408) 523-9950

                                  THE OFFERING

Common Stock offered hereby...............................................................  3,069,243 shares
Common Stock to be outstanding after the offering.........................................  10,186,583 shares(1)
Nasdaq SmallCap Market symbol.............................................................  CDTS

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                                                                        NINE MONTHS
                                                                                                    ENDED SEPTEMBER 30,
                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------  --------------------
                                                                     1995       1996       1997       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues.................................................     10,582     12,543      9,454      7,497      3,432
  Loss from operations...........................................     (4,423)    (5,109)    (7,499)    (5,261)    (5,808)
  Net loss.......................................................     (4,422)    (5,004)    (7,543)    (5,243)    (6,200)
  Basic and diluted net loss per share (2).......................  $   (0.80) $   (0.80) $   (1.09) $   (0.77) $   (0.88)
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
  Basic and diluted shares used in per share computations (2)....      5,543      6,263      6,897      6,853      7,077
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                                SEPTEMBER 30, 1998
                                                                                                ------------------
BALANCE SHEET DATA:
  Working capital.............................................................................   $      4,136,902
  Total assets................................................................................          9,107,024
  Long-term obligations.......................................................................          1,559,626
  Accumulated deficit.........................................................................        (42,970,610)
  Total stockholders' equity..................................................................          4,881,401

------------------------

(1) Based on the number of shares outstanding as of September 30, 1998. Includes 2,461,227 shares of Series B Preferred Stock convertible into Common Stock in March 1999 and 608,016 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1998, and excludes 1,099,159 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1998 at a weighted average exercise price of $3.50 per share and 411,169 and 123,138 shares of Common Stock reserved for future options or direct stock issuances under the Company's 1992 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan, respectively. See Note 12 of Notes to Consolidated Financial Statements.

(2) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

    BEFORE PURCHASING SHARES OF THE COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING CONDUCTUS AND ITS BUSINESS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, THE ACCURACY OF WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. WE HAVE TRIED, WHEREVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

    As of September 30, 1998, we had accumulated net losses of approximately $43.0 million. We expect to incur substantial additional losses at least through 1999 as we expand our operations. Continued development of our products may require us to commit substantial resources to research and development, the establishment of additional pilot and commercial-scale fabrication processes and facilities, and enhanced quality control, marketing, sales and administrative capabilities. In order to achieve profitability, Conductus, on its own or with collaborative partners, must successfully develop, manufacture, introduce and market its potential products. We cannot assure you that we will ever be able to achieve profitable operations or, if we achieve profitability, that we can sustain it.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    Our operating history is limited, and our operating results are susceptible to significant fluctuations. Thus, we cannot reliably predict future operating results. We believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely upon such comparisons as indications of future performance.

    Our future operating results may vary significantly due to factors such as:

    - Demand for our products;

    - The size and timing of significant orders, and their fulfillment;

    - The size and timing of government funding contracts;

    - Inflexible product life cycles which may affect our ability to change and compete;

    - Changes in our pricing policies, or those of our competitors;

    - Changes in our operating expenses and our ability to control costs;

    - Budget cycles of our customers;

    - Product quality problems;

    - Hiring needs and personnel changes;

    - Our ability, and our subcontractors' ability, to obtain sufficient supplies of limited or sole-source components for our products;

    - Consolidation by competitors and indirect channel partners;

    - Regulatory changes; and

    - Domestic and international economic and political conditions.

    In addition, we may experience changes in our mix of domestic and international revenues, our mix of direct sales and indirect sales, and the channels through which we sell our products. For these reasons, we may experience fluctuations in our gross profit and operating margins.

    Existing customers account for a significant portion of our total quarterly revenues. If these existing customers do not continue to purchase our products, our financial condition and operating results could be materially harmed. Our products are typically shipped shortly after orders are received. Accordingly, future quarterly revenues are difficult to predict since they depend substantially on orders booked and shipped during those quarters. Product revenues are also difficult to forecast because our sales cycle, which may increase in the future, varies substantially from customer to customer and by distribution channel. We base our expense levels and plans for expansion, including our plan to significantly increase both our sales & marketing and research & development efforts, in significant part on our expectations of future revenues. Such expenses and expansion plans are relatively fixed in the short-term. Consequently, our operating results in any given quarter are likely to be disproportionately harmed if revenues in that quarter fall below our expectations.

    Due to the factors described above, our ability to forecast future revenues is limited. Our operating results in some future quarter will likely fall below the expectations of market analysts and investors. In such a case, the price of our common stock will likely be materially harmed. Further, the price of our common stock would be harmed if adverse conditions prevail (or are perceived to prevail) in the market generally or with respect to the industry in which we operate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTENSE COMPETITION

    The market for electronic products is intensely competitive. Although the market for superconductive electronics currently is small and in the early stages of development, we believe this market will become intensely competitive if products with significant market potential are successfully developed. A number of large American, Japanese and European companies, many of which have substantially greater financial resources, research development staffs and manufacturing and marketing capabilities than we do, are engaged in programs to develop and commercialize superconductive electronic technology and products. A number of smaller companies are also engaged in various aspects of the development and commercialization of superconductive electronic products. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. In addition, if the superconductor industry develops further, new competitors with significantly greater resources are likely to enter the field.

    Our ability to compete successfully will require us to develop and maintain our technological leadership, attract and retain highly qualified personnel, obtain patent or other protection for our technology and products and successfully manufacture and market our products, either on our own or with third parties. Our failure to compete successfully could significantly harm our business, operating results and financial condition. See "Business--Competition."

    Our planned products, if successfully developed, will compete directly with other existing and subsequently developed products which use competing technologies. In wireless communications applications, a number of competing approaches and technologies are used to increase the capacity and improve the quality of wireless networks, some of which may be less expensive or offer better performance. These approaches include increasing the number of base stations, increasing tower heights, locating filters and amplifiers at the top of antennas and using advanced antenna technology. If our potential products do not compete successfully with products using competing technologies there will be a material adverse effect on our business, operating results and financial condition.

HIGH DEGREE OF DEPENDENCE UPON GOVERNMENT CONTRACTS; CUSTOMER CONCENTRATION.

    A significant portion of our revenues has been derived from contracts with agencies of the U.S. government. Our revenue from government-related contracts represented approximately 77% of total revenue for each of the fiscal years 1995, 1996, and 1997 and 82% of total revenue for the nine month period ending September 30, 1998. Our contracts involving the U.S. government are or may be subject to various risks, including:

    - Unilateral termination for the convenience of the government;

    - Reduction or modification in the event of changes in the government's requirements or budgetary constraints;

    - Increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts;

    - Risks of potential disclosure of our confidential information to third parties;

    - The failure or inability of the prime contractor to perform its prime contract in circumstances where we are a subcontractor;

    - The failure of the government to exercise options provided for in the contracts;

    - The government's nonexclusive, royalty-free license to use technology developed pursuant to the contracts by or on behalf of the government in certain circumstances; and

    - Exercise of "march-in" rights by the government.

    March-in rights refer to the U.S. government's right to require us to license to third parties patented technology developed under government contracts if we fail to continue to develop the technology.

    The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs to which our development projects apply, particularly in light of recent legislative initiatives to reduce the funding of various U.S. government agencies and programs. Even if such funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs. We do not anticipate that government contract revenues will grow, and revenues from government contracts may not continue at current levels. A reduction in, or discontinuance of, the government's commitment or of our participation in such programs would significantly harm our business, operating results and financial condition. See "Business--Research and Development--Government Contracts."

    To this day, a relatively small number of customers has accounted for a significant portion of our total revenue, and we expect that this trend will continue for the foreseeable future. Accordingly, our future operating results will continue to substantially depend on the success of our largest customers. Any reduction or delay in sales of our products to one or more of these key customers could significantly harm our business, financial condition and results of operations. Our operating results will also depend on our ability to successfully develop relationships with additional key customers. We cannot assure you that we will retain our largest customers or that we will be able to recruit additional key customers.

    Most of our customers can cease doing business with us with limited notice and with little or no penalty. Our customer agreements typically do not require minimum purchases. Further, many of our customers also have relationships with our competitors. These relationships may affect the purchasing decisions of such customers. We cannot assure you that our customers will not choose to direct their business to our competitors.

SUBSTANTIAL FUTURE CAPITAL NEEDS

    Conductus' revenues from product sales have been limited, and as of September 30, 1998, it had cash reserves of approximately $4.5 million.

    All of our credit facilities contain financial and reporting covenants. In the event of default on any of these covenants, the entire amount outstanding could become due and payable immediately upon default, unless such default is waived by the lender. We cannot assure you that we will satisfy such covenants or, if we fail to satisfy such covenants, that waivers will be obtained from lenders.

    We anticipate that our existing sources of liquidity and anticipated revenue, primarily from government contracts, will satisfy our projected working capital and other cash requirements through June 1999. However, changes in our plans or other events affecting us may result in the expenditure of such resources before such time. The report of our independent accountants included in this Prospectus includes an emphasis of matter paragraph related to the continuing losses of Conductus.

    We will require a commitment of substantial additional funds. However, additional financing may not be available on acceptable terms or at all. Unless we are able to raise significant additional funds, through debt or equity issuances, asset sales or otherwise, we will be required to delay, scale-back or eliminate one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others who may require us to relinquish rights to certain of our technologies or potential products that we would not otherwise relinquish.

    Our future capital requirements will depend on many factors, including:

    - Continued progress in our research & development programs and the magnitude of these programs;

    - The time and cost involved in obtaining any required regulatory approvals;

    - The costs involved in preparing, filing, prosecuting, maintaining and enforcing our patents;

    - Our successful completion of technological, manufacturing and market requirements;

    - Changes in our existing research relationships;

    - The availability of funding under government contracts;

    - Our ability to establish collaborative arrangements; and

    - The cost of manufacturing scale-up and the amount and timing of future revenues.

    Our failure to raise enough capital to meet our needs could significantly harm our business, operating results and financial condition.

LENGTHY AND VARIABLE SALES CYCLES

    Because customers who purchase our systems must commit a significant amount of capital and other resources, sales to our customers are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect their key operations. While the sales cycle for an initial order of our products is typically 6 to 12 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business, operating results and financial condition.

YEAR 2000 COMPLIANCE

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Many computer systems and applications experience problems handling dates beyond the year 1999, and will need to be modified before the Year 2000 in order to remain functional. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    We are currently expending resources to review its products, services and internal use software to identify those products, services and systems that are not Year 2000 compliant. The costs related to the Year 2000 issue are expensed as incurred, and represent a reallocation of existing resources. The project comprises four phases: (1) identification of risks, (2) assessment of those risks, (3) development of remediation and contingency plan, and (4) implementation and testing. Our Year 2000 project is currently in the assessment phase, and we believe that our greatest risks are associated with our information systems and systems embedded in our operations and infrastructure.

    We presently believe that the conversion of our internal systems will mitigate the Year 2000 issue related to information systems. Based upon a recent assessment of our sales, manufacturing and finance systems, we determined that we will be required to replace these computer systems as they do not properly utilize dates beyond December 31, 1999. We are in the early phases of the conversion process, however if the conversion is not completed in a timely manner, the Year 2000 issue could have a material adverse impact on our operations. We are proceeding with the assessment of risk relating to our remaining internal systems to determine whether we have exposure to contingencies relating to the Year 2000 issue for the products we have sold.

    We estimate that the costs of software and its implementation will not have a material financial impact on the Company. We are unable to estimate the remaining financial impact, if any, of the Year 2000 issue until we complete the assessment of the potential impact of the Year 2000 issue on our remaining internal systems, on third parties such as our suppliers and customers, on products we have sold, and on other factors that may come to our attention.

    We have begun formal communications with our significant suppliers and large customers to determine the extent to which we are vulnerable to those third parties' failure to remediate their own Year 2000 issue. There can be no guarantee that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have material adverse effect on our financial condition.

    As the Year 2000 project continues, we may discover additional Year 2000 problems, may not be able to develop, implement, or test remediation or contingency or contingency plans, or may find that the costs of these activities exceed current expectations and become material. Our expectations as to the extent and timeliness of modifications required in order to achieve Year 2000 compliance is a forward-looking statement subject to risks and uncertainties.

POTENTIAL VOLATILITY OF STOCK PRICE

    The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as:

    - Actual or anticipated fluctuations in our operating results;

    - Announcements of technological innovations;

    - New products or new contracts by us or our competitors;

    - Developments with respect to our copyrights or other proprietary rights;

    - Conditions and trends in the telecommunications and other technology industries;

    - Changes in financial estimates of our future results by securities analysts;

    - Changes in economic conditions in the United States and abroad; and

    - General market conditions and other factors.

    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. We may be affected by such litigation in the future. Such litigation could result in substantial costs and cause a diversion of management's attention and resources. These events could significantly harm our business, operating results and financial condition.

POSSIBLE ILLIQUIDITY OF TRADING MARKET

    The shares of the Common Stock are quoted on the Nasdaq SmallCap Market which is a significantly less liquid market than the Nasdaq National Market. Moreover, if we should continue to experience losses from operations, we may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market, and the Common Stock could be subject to removal from the Nasdaq SmallCap Market. Trading, if any, in the Common Stock would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, if the Common Stock is removed from the Nasdaq SmallCap Market, it would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal of the Common Stock from the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Common Stock and your ability to sell your Common Stock in the secondary market.

    In addition, if the market price of the Common Stock remains below $5.00 per share, Conductus may become subject to certain penny stock rules even if still quoted on the Nasdaq SmallCap Market. While such rules should not affect the quotation of the Common Stock on the Nasdaq SmallCap Market, such rules may further limit the market liquidity of the Common Stock and the ability of our stockholders to sell their Common Stock in the secondary market.

EARLY STAGE OF THE SUPERCONDUCTIVE ELECTRONICS MARKET; LACK OF MARKET ACCEPTANCE

    Conductus was founded in September 1987 and to date we have been engaged principally in research and development activities. Although we have introduced a number of superconductive electronic products, most of our revenues to date have been derived from research and development contracts. The superconductive electronics market is new, with limited product commercialization to date. We cannot assure you that we will be successful in developing, introducing and marketing new products or enhancements to existing products. Our new products and product enhancements may not adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. We cannot assure you that even if our products meet commercial performance standards that we will be able to manufacture adequate quantities of any products we introduce at commercially acceptable costs or on a timely basis, or that any such products will offer price/performance advantages sufficient to achieve market acceptance. If we fail to successfully develop, manufacture and commercialize products that offer sufficient price/performance advantages or to achieve significant market acceptance on a timely and cost-effective basis, our business, operating results and financial condition could be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID TECHNOLOGICAL CHANGE

    The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. We have focused our development efforts to date principally on yttrium barium copper oxide ("YBCO"). However, YBCO may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future. We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of its products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

HIGH DEGREE OF DEPENDENCE UPON OTHER COMPLEMENTARY TECHNOLOGIES; RELIANCE ON
  LIMITED OR SOLE-SOURCE SUPPLIERS

    Commercial uses of superconductive products depend on the commercial availability of a number of other technologies such as specialized mechanical refrigeration systems, cryogenically-cooled semiconductor technology and large-area compatible wafer substrates, some of which technologies are in the development stage. We do not intend to devote significant effort or resources to developing these technologies; we depend on the development activities of third parties in these areas. We cannot assure you that these technologies will be successfully developed and commercialized, or that they will achieve market acceptance. Furthermore, certain components of our subsystems, including cryocoolers, are currently obtained from a single source or a limited number of suppliers. An inability to develop alternative sources or to meet customer demand, a prolonged interruption in supply, or a significant increase in price of one or more components would significantly harm our business, operating results and financial condition.

RELIANCE ON COLLABORATIVE RELATIONSHIPS

    We have established and continue to seek to establish collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development of successful collaborative arrangements with third parties. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, such arrangements may not result in successful programs to develop, manufacture or market superconductive electronic products. If these programs are successful, we cannot assure you that our collaborative partners will not seek to manufacture jointly developed products themselves or obtain them from alternative sources. Finally, these programs may require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology, may be subject to unilateral termination by our collaborative partners and may restrict our ability to engage in certain areas of product development, manufacturing and marketing.

UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS; RISK OF LITIGATION

    Our efforts to protect our proprietary rights may not succeed in preventing their misappropriation or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of our issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of our products. Additionally, certain of the issued patents and patent applications are jointly owned by us and third parties. The fact that any owner or co-owner of a patent has the right to license rights under their patent or application which could cause us to lose exclusive control over our inventions.

    The patent positions of companies using HTS technology, including Conductus, are uncertain and involve both complex legal and factual questions. Consequently, there is significant risk that others, including our competitors, have obtained or will obtain patents relating to our planned products or technology.

    A patent issue of particular importance to us relates to copper oxides, or "cuprates," that are used to make HTS products, including the YBCO compound which is currently the basis for our business and products. We have not obtained any issued patents nor have we filed any patent applications covering the composition of any cuprates or other HTS materials. However, several U.S. and foreign patent applications involving claims to the composition of YBCO and HTS are pending. Such applications have been filed by IBM, AT&T, the University of Houston, and the Naval Research Laboratory. Several of these U.S. applications are the subject of an interference proceeding currently pending in the U.S. Patent and Trademark Office (Interference No. 101,981). Additionally, E. I. du Pont de Nemours & Co. ("DuPont") has notified us that it is the exclusive licensee of patents issued in Israel, Sweden, Taiwan and the United Kingdom covering the composition of YBCO and a method for using YBCO in superconducting applications. DuPont has stated that it is interested in sublicensing such patents to us, on similar terms to the sublicenses of any other foreign and U.S. patent applications licensed to DuPont by the University of Houston. We anticipate that we will be required to obtain a license to use YBCO from one or more of these parties in order to continue to develop and sell products based on YBCO.

    We cannot assure you that we will obtain licenses to patents covering YBCO compositions, if such patents are issued, or to any other patents applicable to our business, on commercially reasonable terms. In such event, we would be required to expend significant resources to develop non-infringing alternatives or to obtain licenses to the technology that we infringe or would infringe. However, we may not be able to successfully design around these patents or obtain licenses to them. Furthermore, we may have to defend ourselves at substantial cost against allegations of infringement of third party patents. An adverse outcome in such a suit could subject us to significant liabilities or require us to cease using such technology. In addition, aside from the merits of a claim, the cost of defending any such suit would constitute a major financial burden for us, one that would significantly harm our business, operating results and financial condition. See "Business--Patents, Proprietary Technology and Trademarks."

LIMITED COMMERCIAL MANUFACTURING CAPABILITY

    We have established a limited production facility. To date, we have focused primarily on developing fabrication processes and producing limited quantities of superconducting thin films and components. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of HTS components is especially difficult because of specific properties unique to HTS materials. We cannot assure you that we can develop the enhanced processing technology necessary to develop more advanced superconducting devices and circuits or that we will be able to attain commercial yields in the future. Even if we can attain commercial yields, we may suffer recurring yield problems caused by mask defects, impurities in materials and other factors. While we have established limited production facilities for our electronics products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities. Our failure to develop an adequate manufacturing capacity would significantly harm our business, operating results and financial condition. See "Business-- Manufacturing."

ATTRACTION AND RETENTION OF KEY EMPLOYEES; NEED TO DEVELOP INFRASTRUCTURE TO
  SUPPORT COMMERCIALIZATION

    We depend heavily upon the efforts of our senior management and technical teams. The loss of the services of one or more members of these teams could slow our product development and commercialization objectives. Due to the specialized nature of our business, we also depend upon our ability to attract and retain qualified technical and key management personnel. Moreover, we target our products towards markets that require substantial industry knowledge and expertise. We currently have limited expertise in these areas and it is essential that we attract and retain qualified personnel with expertise in manufacturing, marketing, sales and support in each of its targeted markets. Competition for qualified personnel in our market is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business. See "Business--Employees."

HIGHLY REGULATED POTENTIAL PRODUCT APPLICATIONS

    The operation of cellular and PCS base stations is regulated in the United States by the Federal Communications Commission ("FCC"). Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our HTS filter subsystems will depend upon the rate of deployment of PCS, the ability of base station equipment manufacturers and of cellular base station operators to obtain and retain the necessary FCC approvals and licenses, and changes in regulations that may impact the requirements for our products. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could significantly harm our business, operating results and financial condition.

ENVIRONMENTAL REGULATIONS

    We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or acessation of our operations. In addition, such regulations could restrict our ability to expand or require us to acquire costly equipment or incur other significant expenses to comply with environmental regulations or to clean up prior discharges.

ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND OF DELAWARE LAW

    Conductus has adopted a Stockholder Rights Plan which, if triggered, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of Conductus, even if doing so would create an immediate benefit to our stockholders. Further, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and of Delaware corporate law could delay or make more difficult an acquisition of Conductus by merger, tender offer or proxy contest, even if such event would create an immediate benefit to our stockholders. Among other things, the Company's Restated Certificate of Incorporation does not permit stockholders to act by written consent and the Bylaws require advance notice of any matters to be brought before the stockholders at the annual meeting. See "Description of Capital Stock--AntiTakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock of Conductus. See "Description of Capital Stock-- Common Stock," "--Preferred Stock."

ABSENCE OF DIVIDENDS

    The Company has never paid cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Price Range of Common Stock" and "Dividend Policy."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our Common Stock and do not expect to do so in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business. Any future determination with respect to the payment of dividends will be at the discretion of the Board of Directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant. In addition, the terms of our line of credit prohibits the payment of cash dividends without the lender's consent.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock of the Company commenced trading on the Nasdaq National Market under the trading symbol "CDTS" on August 12, 1993 and moved to the Nasdaq SmallCap Market effective November 10, 1998. The following table presents quarterly information on the high and low closing sales prices for shares of the Company's Common Stock for the periods indicated as reported by the Nasdaq National Market.

1996                                                                             HIGH        LOW
-----------------------------------------------------------------------------  ---------  ---------
First Quarter................................................................  $  16 1/2  $      15
Second Quarter...............................................................     16 1/2      9 3/4
Third Quarter................................................................     12 7/8      7 5/8
Fourth Quarter...............................................................      9 1/2          6

1997
First Quarter................................................................  $   9 1/4  $       6
Second Quarter...............................................................      7 5/8      5 5/8
Third Quarter................................................................     6 5/16      4 7/8
Fourth Quarter...............................................................      5 7/8      3 1/4

1998
First Quarter................................................................          5    2 31/32
Second Quarter...............................................................      4 3/8      2 7/8
Third Quarter................................................................      4 1/2     2 1/16

    As of January 6, 1999, the closing sale price of the Common Stock was $1 11/16 per share.

                              PLAN OF DISTRIBUTION

    The Company is registering the Shares offered by the Selling Stockholders hereunder pursuant to contractual registration rights contained in the Series B Preferred Stock and Warrant Purchase Agreement, dated September 11, 1998, by and among the Company and the Selling Stockholders (the "Purchase Agreement"). As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a named Selling Stockholder after the date of this Prospectus.

    The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-1, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time as described below. The Company has agreed to use its best efforts to keep such Registration Statement effective for a period of two years or, if earlier, the date that all the Shares have been sold. The Company will receive no proceeds from this offering. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders.

    The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq SmallCap Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, which may act as agents or principals, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq SmallCap Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

    In order to comply with applicable securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from applicable registration or qualification requirements is available and is complied with. Selling Stockholders may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities under Securities Act. Selling Stockholders deemed to be "underwriters" will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

    Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) of the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the Financial Statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1997, 1996 and 1995 and the balance sheet data at December 31, 1997 and 1996 are derived from and are qualified by reference to, the audited financial statements elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1994 and 1993 are derived from audited financial statements not included in this Prospectus. The statement of operations data for the nine months ended September 30, 1998 and 1997, and the balance sheet data at September 30, 1998 are derived from unaudited financial statements that include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of operations for such period. The result of operations for the nine months ended September 30, 1998 or any other period are not necessarily indicative of future results.

                                                                                                              NINE MONTHS
                                                                                                          ENDED SEPTEMBER 30,
                                                                 YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------  --------------------
                                                    1993(2)     1994       1995       1996       1997       1997       1998
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Statement of Operations Data:
Revenues:
  Contract.......................................  $   5,070  $   7,048  $   8,148  $   9,691  $   7,266  $   5,834  $   2,808
  Product sales..................................      1,409      1,588      2,434      2,852      2,188      1,663        624
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues...............................  $   6,479  $   8,636  $  10,582  $  12,543  $   9,454  $   7,497  $   3,432
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.............................  $  (4,070) $  (4,876) $  (4,423) $  (5,109) $  (7,499) $  (5,261) $  (5,808)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.........................................  $  (4,122) $  (4,544) $  (4,422) $  (5,004) $  (7,543) $  (5,243) $  (6,200)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted loss per common share(1).......  $   (1.40) $   (0.85) $   (0.80) $   (0.80) $   (1.09) $   (0.77) $   (0.88)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in per share computations(1).........      2,940      5,323      5,543      6,263      6,897      6,853      7,077
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                            DECEMBER 31,
                                                        -----------------------------------------------------  SEPTEMBER 30,
                                                          1993       1994       1995       1996       1997        1998(3)
                                                        ---------  ---------  ---------  ---------  ---------  -------------
                                                                           (IN THOUSANDS)
Balance Sheet Data:
  Working capital.....................................  $  12,438  $   7,076  $   4,287  $   9,135  $   1,822    $   4,137
  Total assets........................................     16,233     12,541     10,128     16,081      8,762        9,107
  Long-term debt, less current portion................        180        533      1,146      1,022        310        1,560
  Total stockholders' equity..........................     14,057      9,529      5,814     11,183      4,301        4,881

------------------------

(1) Computed on the basis described for net loss per share in Note 2 of Notes to Financial Statements of Conductus, Inc. Amounts have been restated for the adoption of Statement of Financial Accounting Standard No. 128 "Earnings Per Share".

(2) The results of operations of the Company for the year do not include the results of operations of Tristan prior to its acquisition by Conductus on May 28, 1993.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS ALONG WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS INVOLVE PROJECTIONS BASED UPON CURRENT EXPECTATIONS, AND THEIR ACCURACY IS SUBJECT TO RISKS AND UNCERTAINTIES. YOU SHOULD CONSIDER ANY STATEMENTS THAT ARE NOT STATEMENTS OF HISTORICAL FACT TO BE FORWARD-LOOKING STATEMENTS. WE HAVE TRIED, WHEREVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS.

    OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS AND EVENTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DISCREPANCY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications markets. As of September 30, 1998, Conductus had accumulated losses of approximately $42,971,000 and expects to incur significant additional losses during 1998 and 1999. Conductus, alone or with collaborative partners, must successfully develop, manufacture, introduce and market its potential products in order to achieve profitability. Conductus does not expect to recognize meaningful product sales until it successfully develops and commercializes superconductive components, systems and subsystems that address significant market needs. See "Risk Factors--Early Stage of the Superconductive Electronics Market; Lack of Market Acceptance."

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

    For the nine months ended September 30, 1998, the Company's total revenues decreased to $3,432,000, a 54% decrease from $7,497,000 for the same period in 1997. For the nine months ended September 30, 1998, revenues under U.S. government research and development contracts were $2,808,000, a decrease of 52% from $5,834,000 in the same period in the prior year. The decreases in total revenues and contract revenues reflect the focus of the Company's business on products for the wireless communications market, following the disposal of the Instrument and System division and the NMR product line in the third quarter of 1997, and an overall lower level of federal Research and Development funding in the Company's technology area. At September 30, 1998, Conductus had a backlog of approximately $421,000 under existing U.S. government contracts, most of which is to be performed in the next 12 months, and approximately $7,000,000 in awards from U. S. government agencies for which such agencies had not yet entered into research contracts with the Company. The recognition of revenue and receipt of payment pursuant to these contracts and awards are subject to numerous risks.

    For the nine months ended September 30, 1998, product revenues decreased to $623,000, a 63% decrease from $1,663,000 of product sales in same period in the prior year. The decrease in product revenues for the nine month period resulted primarily from decreased shipments of products from the Instrument and Systems division and the NMR product line, which the Company disposed of during the third quarter of 1997, and lower volumes of other magnetic sensing products, offset somewhat by increased volume of government and commercial wireless communication products, as shown in the table below:

                                                                            NINE MONTHS ENDED:
                                                                       ----------------------------
                                                                         SEPT. 30,      SEPT. 30,
                                                                           1998           1997          CHANGE
                                                                            (A)            (B)         (A)--(B)
                                                                       -------------  -------------  -------------
Wireless Communications Products.....................................   $   403,000    $         0   $     403,000
San Diego Division Products..........................................             0        596,000        (596,000)
Other Magnetic Sensing Products......................................       220,000      1,067,000        (847,000)
                                                                       -------------  -------------  -------------
Total Product Sales..................................................   $   623,000    $ 1,663,000   $  (1,040,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    For the nine months ended September 30, 1998, cost of product sales increased to $1,994,000, a 5% increase from $1,899,000 over the same period in 1997. This increase was due to higher unit production costs on wireless. For the nine months ended September 30, 1998, gross margins decreased to (220)% from
(14)% in the same period in 1997, primarily due to the higher wireless unit production costs and decreased shipments of higher margin magnetic sensing products. Margins will improve only if unit volumes increase significantly, leading to lower per unit costs for purchased materials and overhead. Costs of contract revenues are included in research and development expenses.

    For the nine months ended September 30, 1998, research and development expenses decreased to $4,469,000, a 42% decrease from $7,680,000 for the same period in 1997. This decrease is primarily attributable to lower levels of expenditures for government contracts, decreased headcount and expenditures related to the Instruments and Systems division and NMR product lines, partially offset by an increase in expenditures for telecommunications product development. We expect to continue to incur significant research and development expenses as we seek to develop and market additional products.

    Selling, general and administrative expenses decreased to $2,777,000 for the nine months ended September 30, 1998, a 12% decrease from the same period in 1997. This decrease reflects the disposal of the Instrument and System division, largely offset by higher spending in Sales and Marketing for wireless communications products. As the Company begins to market commercial products, the Company anticipates that there will be additional sales and marketing costs above those incurred in 1997.

    Total headcount decreased to 66 at September 30, 1998 from 91 at September 30, 1997, reflecting reductions in personnel in the Instrument and Systems division and the NMR product line and the lower level of government contract research work and resulting reduced headcount. The headcount reductions are the result of the Company's continuing focus on telecommunications market opportunities, as well as the need to conserve cash and control expenses in line with anticipated revenue levels.

    The Company's total operating expenses were $9,240,000 for the nine months ended September 30, 1998, a 28% decrease from $12,758,000 for the same period in 1997 for the reasons described above.

    For the nine month period ended September 30, 1998, net interest and other expense increased substantially over the same period in 1997, primarily due to lower cash balances and higher debt levels. The Company has not paid federal income taxes since inception due to its cumulative operating losses.

    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

    Total revenues decreased to $9,454,000 in 1997 from $12,543,000 in 1996 and $10,582,000 in 1995. Total revenues consist primarily of contract revenue and, to a lesser extent, product sales. Revenue under U.S. government research and development contracts decreased to $7,266,000 in 1997 from $9,691,000 in 1996 and $8,148,000 in 1995 and represented approximately 77%, of total revenue in each of the fiscal years 1997, 1996, and 1995. The decrease in contract revenues during 1997 is largely attributable to the completion of several major contracts during 1997. The increase in contract revenues in 1996 compared to 1995 is largely attributable to a solid base of contracts from 1995 and the addition of several new multi-year contracts. The Company had backlog of approximately $176,000 and $4,620,000 in contracts and grants as of December 31, 1997 and 1996, respectively. In addition, the Company had $6,373,000 and $8,976,000 in awards from U.S. government agencies which had not been funded as of December 31, 1997 and 1996, respectively. Conductus anticipates that government contract revenues will continue to decline somewhat in the future compared to historical rates due to reductions in federal R & D funding and the narrower scope of the Company's business interests. The recognition of revenue and receipt of payment pursuant to these contracts and awards are subject to numerous risks. See "Business--Research and Development" and Note 11 of Notes to Financial Statements.

    Revenue from sales of large-scale superconductive magnetic sensing systems, SQUIDs, HTS thin films and other products decreased to $2,188,000 in 1997 from $2,852,000 in 1996 and $2,433,000 in 1995. The decrease in 1997 compared to 1996 was primarily due to the disposition during 1997 of both the Instrument and Systems division and the NMR product line. The increase in 1996 compared to 1995 was primarily due to increased sales of superconductive sensor instruments and systems. During the fourth quarter of 1997, the Company recognized $96,000 as revenue on the first shipment of its ClearSite front-end system to a commercial customer. Future sales of this product are subject to numerous technical and market risks. See "Risk Factors--Rapid Technological Change," "--Early Stage of the Superconductive Electronics Market; Lack of Market Acceptance" and "--Intense Competition."

    Cost of product sales were $1,845,000, $1,824,000, and $1,430,000 for 1997,
1996, and 1995, respectively. The cost of products in 1997, 1996, and 1995 were primarily composed of costs of superconducting magnetic systems manufactured by the Instrument and Systems division, which the Company disposed of in 1997. Cost of product sales increased slightly from 1996 to 1997 despite lower volume of sales due to inventory writedowns of approximately $475,000 related to the Instrument and Systems division products and to certain SQUID product lines no longer considered part of the Company's future strategic focus. Cost of product sales increased in 1996 and 1995 due to increased levels of revenues from new products introduced in 1995. Gross margins were 16%, 36%, and 41% for 1997, 1996, and 1995, respectively. The gross margin decrease in 1997 was primarily related to the inventory writedowns mentioned previously. Gross margins decreased in 1996 compared to 1995 because of increased sales of large systems which have lower gross margins and increased costs of start-up in the sensor portion of the magnetic sensor business. Costs of contract revenues are included in research and development expenses and are discussed below.

    The Company's research and development expenses decreased to $10,626,000 in 1997 from $11,774,000 in 1996 but increased from $9,819,000 in 1995, and represented 63%, 67%, and 65%, respectively, of total operating expenses in 1997, 1996 and 1995. The decrease in 1997 compared to 1996 reflects lower levels of contract revenues, the dispositions of the Instrument and Systems and NMR product lines, offset somewhat by increased spending particularly on new wireless communications products. The increase in 1996 over 1995 reflects the increase in the Company's overall research and development activities, and an emphasis of efforts in communications and healthcare. Research and development includes both externally and internally funded projects. Externally funded research and development programs, primarily under contracts with agencies of the U.S. government, accounted for approximately $9,814,000, of total operating costs and expenses in 1997, down from $13,178,000 in 1996, reflecting reductions in federal R & D funding and the narrower scope of the Company's business interests during 1997. The increase in 1996 to $13,178,000 from $9,170,000 in 1995 was due to the increase in the Company's overall research and development activities mentioned above. The Company expects to continue to incur significant research and development expenses on internally funded programs as it seeks to develop additional commercial products, particularly in the communications area.

    Selling, general and administrative expenses increased to $4,330,000 in 1997 from $4,054,000 in 1996 and $3,756,000 in 1995 and represented 26%, 23%, and
25%, respectively, of total operating expenses in 1997, 1996, and 1995, respectively. These costs increased in 1997 compared to 1996 primarily due to increased sales and marketing spending related to commercial wireless communication products, offset somewhat by lower spending due to the disposition of the Instrument and Systems division. These costs increased in 1996 compared to 1995 due to the increasing size of the Company since the acquisition of Tristan in 1993, significant headcount additions and increasing sales and marketing activities. Total headcount has decreased to 90 at December 31, 1997 from 133 at December 31, 1996 and 99 at December 31, 1995, respectively due to the discontinuation of operations of the Instrument and Systems division and the sale of the NMR probe business. The Company expects to continue to incur increasing sales and marketing expenses to the extent it increases sales of commercial products, particularly in the communications markets.

    The Company's total costs and expenses decreased to $16,953,000 in 1997 from $17,652,000 in 1996 but increased from $15,005,000 in 1995. The decrease in 1997 compared to 1996 was primarily due to the dispositions of the Instrument and Systems division and NMR product line in the third quarter of 1997, offset somewhat by increased emphasis in communications product development, and sales and marketing. The increase in 1996 compared to 1995 was primarily due to the company's overall increase in research and development activity for 1996. The Company expects the increased emphasis on communications product development and sales and marketing to increase total costs and expenses in 1998.

    Loss from operations was $7,499,000, $5,109,000, and $4,423,000, for 1997,
1996, and 1995, respectively, due to the reasons enumerated above.

    Interest income from cash equivalents and investments were $267,000 in 1997, $263,000 in 1996, and $249,000 in 1995, reflecting the relative average levels of cash equivalents and investments for each of the years. Interest charges were $202,000, $183,000, and $156,000 in 1997, 1996, and 1995, respectively.

    Interest charges are related primarily to the Company's equipment term loan facilities, and reflect the relative average balances outstanding under these facilities.

    As a result of incurring losses, the Company has not incurred any income tax liability. The Company has established a valuation allowance against its deferred tax assets and reviews this allowance on a periodic basis. At such time that the Company believes that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced.

    Conductus does not believe that inflation has had a material effect on its financial condition or results of operations during the past three fiscal years. However, there can be no assurance that the company's business will not be affected by inflation in the future.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 1998, the Company's aggregate cash and cash equivalents totaled $4,507,000 compared to $3,169,000 as of December 31, 1997, and $7,636,000 as of December 31, 1996. The Company has financed its operations since inception primarily through $13,251,000 in net proceeds from its initial public offering of Common Stock in August 1993, $9,892,000 in net proceeds from its follow-on public offering of Common Stock in June 1996, $21,020,000 raised in private placement financings (including net proceeds of $6,375,000 raised in September 1998), $43,080,000 from U.S. government contracts, $2,660,000 in aggregate borrowings under various lease and bank loan arrangements, and $3,743,000 in interest income.

    During the third quarter of 1998, the Company raised a net amount of $6,375,000 in Series B Preferred Stock at $2.70 per share convertible on a 1-1 basis into Common Stock. The Company also issued warrants to purchase 492,242 shares of Common Stock at $2.70 per share. In addition, the Company has negotiated an equipment lease line in the amount of $1,000,000 available for future equipment purchases, received $500,000 that was a deposit released from a prior financing transaction, and has available a bank line of credit which provides for borrowings of up to the lessor of $2,000,000 or 80% of eligible receivables. See Notes 9 and 17 of Notes to Financial Statements for a further description of the Company's recent financing arrangements.

    Net cash used in operations was $4,702,000, $4,897,000, and $4,625,000, for
1997, 1996, and 1995, respectively. The decrease in net cash used in operations for 1997 compared to 1996 was due primarily to a decrease in accounts receivable, higher provision for excess and obsolete inventory, and the decrease in prepaid expenses, offset somewhat by a larger net loss in 1997. The increase in net cash used in operating activities in 1996 over 1995 was primarily due to an increase in net loss resulting from expanding the Company's operations, including headcount and other related costs, and increases in inventories, offset somewhat by the increase in accounts payable and accrued liabilities. The Company anticipates that its accounts receivable from revenues under U.S. government contracts during 1998 will be lower than 1997 levels. Accounts receivable and inventories from product sales are expected to increase with the anticipated increase in revenues from product sales in 1998.

    Net cash used in operations was $5,771,000 for the first nine months of 1998 compared to $2,549,000 for the same period in 1997. The increase in net cash used in operating activities in the first nine months of 1998 was primarily due to the larger net loss for the period, an increase in inventories and a decrease in accounts payable and other accrued liabilities, offset partially by the decrease in accounts receivable (though somewhat less than the decrease in accounts receivable for the first nine months of 1997), and depreciation and amortization (which was approximately at the same level as the first nine months of 1997). The accounts receivable decrease was due to lower levels of revenue, offset somewhat by slower than anticipated collections on certain receivables. The increase in inventories was primarily in raw material and finished goods for wireless commercial products. The decrease in accounts payable and other accrued liabilities was primarily due to an acceleration of payments during the third quarter of 1998 after the Company had delayed payments during the first and second quarters of 1998 as the Company attempted to conserve cash while it continued to negotiate various financings.

    The Company anticipates that it will incur significant additional net losses during the balance of 1998 and through 1999. The Company anticipates that its accounts receivable and inventories may increase during 1998 as a result of increased working capital requirements to support telecommunications products. As a result, the Company anticipates the use of additional cash in operating activities during the balance of 1998.

    Net cash provided by (used in) investing activities was $5,848,000 in 1997, compared to ($4,868,000) in 1996, and $2,670,000 in 1995. The change in 1997 compared to 1996 is primarily due to the change in proceeds from sales of short term investments and purchases of short term investments. In 1997 the Company sold $5,956,000 more of its short term investments than it purchased to increase cash, while in 1996 the Company purchased $3,633,000 more of short term investments than it sold to invest cash. In 1995, the Company sold $4,238,000 more of short term investments than it purchased to increase cash. In addition, capital expenditures decreased by $575,000 in 1997 compared to 1996, due to lower spending on laboratory and manufacturing equipment. Capital expenditures decreased by $304,000 in 1996 compared to 1995 due to lower spending on laboratory and manufacturing equipment. The Company anticipates that its capital expenditures will increase slightly in 1998 as the Company continues its transition to manufacture greater volumes of commercial products.

    Net cash provided by investing activities was $351,000 for the first nine months of 1998 compared to net cash provided by investing activities of $2,685,000 for the first nine months of 1997. In 1998, net cash was provided by net reductions in short-term investments, offset to some extent by purchases of property and equipment. In 1997, net cash was also primarily provided by net reductions in short term investments offset somewhat by purchases of property and equipment. The Company anticipates that its purchases of property and equipment for the remainder of 1998 may be somewhat lower than 1997 levels. The Company has negotiated a leasing facility to finance further purchases of property and equipment, during the remainder of 1998.

    Net cash from financing activities was $345,000 in 1997 compared to $10,612,000 in 1996 and $1,722,000 in 1995. The decrease in 1997 compared to
1996 was primarily due to lower net proceeds from the issuance of common stock. The net cash provided by financing activities in 1996 was primarily due to the Company's follow-on offering in June of 1996 and borrowings under the Company's equipment loans, offset by principal payments under capital lease obligations and equipment term loans. The Company to date has received limited revenues from product sales. The development of the Company's potential products will require a commitment of substantial funds to conduct further research and development and testing of its potential products, to establish commercial-scale manufacturing and to market any resulting products. The Company expects to use significant amounts of cash for capital equipment and to support operations until product revenues increase.

    Net cash provided by financing activities was $7,315,000 for the first nine months of 1998 compared to net cash used in financing activities of $179,000 in the first nine months of the prior year. Net cash provided by financing activities in the first nine months of 1998 was primarily proceeds from borrowings and the proceeds from the sale of preferred and common stock as follows:

Note Payable...................................................................  $4,450,000
Issuance of Preferred Stock....................................................   6,375,000
Issuance of Common Stock.......................................................     225,000
                                                                                 ----------
Total proceeds from financings and borrowings..................................  $11,050,000
                                                                                 ----------
                                                                                 ----------

    The net cash provided by proceeds from borrowings, preferred stock and issuance of common stock was offset somewhat by principal payments on debt. In the first nine months of 1997, net cash used in financing activities was primarily principal payments on debt.

    All of the Company's credit arrangements contain reporting and financial covenants which the Company is required to satisfy. There can be no assurance that the Company will satisfy all such covenants in the future. There can be no assurance that if the Company defaults on any of the covenants, waiver of such default could be obtained from the lender. In the event of default on any of these covenants, no further amounts would be advanced to the Company under any facility, the entire amounts outstanding could become due and payable immediately upon default, and those assets that are collateral could be seized, unless such default is waived by the lender. See Notes 9 and 17 of Notes to Financial Statements.

    To date we have received limited revenues from product sales. The development of our planned products will require a commitment of substantial additional funds. Additional financing may not be available on acceptable terms or at all. Unless we are is able to raise significant additional funds, through debt or equity issuances, asset sales or otherwise, we will be required to delay, scale-back or eliminate one or more of our research and development programs or obtain funds from collaborative partners or others that may require us to relinquish rights to our technologies or potential products that we would not otherwise relinquish. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the time and cost involved in obtaining any required regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents, successful completion of technological, manufacturing and market requirements, changes in existing research relationships, the availability of funding under government contracts, the ability of the Company to establish collaborative arrangements and the cost of manufacturing scale-up and the amount and timing of future revenues.

YEAR 2000 ISSUE

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Many computer systems and applications experience problems handling dates beyond the year 1999, and will need to be modified before the Year 2000 in order to remain functional. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company is currently expending resources to review its products, services and internal use software to identify those products, services and systems that are not Year 2000 compliant. The costs related to the Year 2000 issue are expensed as incurred, and represent a reallocation of existing resources. The project comprises four phases: (1) identification of risks, (2) assessment of those risks, (3) development of remediation and contingency plan, and (4) implementation and testing. The Company's Year 2000 project is currently in the assessment phase, and the Company believes that its greatest risks are associated with its information systems and systems embedded in its operations and infrastructure.

    The Company presently believes that the conversion of its internal systems will mitigate the Year 2000 issue related to information systems. Based upon a recently assessment of the Company's sales, manufacturing and finance systems, the Company determined that it will be required to replace these computer systems as they do not properly utilize dates beyond December 31, 1999. The Company is in the early phases of the conversion process, however if the conversion is not completed in a timely manner, the Year 2000 issue could have a material adverse impact on the operations of the Company. The Company is proceeding with the assessment of risk relating to its remaining internal systems, the determining whether it has exposure to contingencies relating to the Year 2000 issue for the products it has sold.

    The Company estimates that the costs of the software and its implementation will not have a material financial impact on the Company. The Company is unable to estimate the remaining financial impact, if any, of the Year 2000 issue until it completes the assessment of the potential impact of the Year 2000 issue on its remaining internal systems, on third parties such as its suppliers and customers, on products it has sold, and on other factors that may come to the Company's attention.

    The Company has begun formal communications with its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have material adverse effect on the Company.

    As the Year 2000 project continues, the Company may discover additional Year 2000 problems, may not be able to develop, implement, or test remediation or contingency or contingency plans, or may find that the costs of these activities exceed current expectations and become material. The Companies expectations as to the extent and timeliness of modifications required in order to achieve Year 2000 compliance is a forward-looking statement subject to risks and uncertainties.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. SFAS 130 will become effective for our 1998 fiscal year.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Other Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision makers. Specific information to be reported for individual segments includes profit and loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS 131 will become effective for our 1998 fiscal year.

    We are currently studying the implications of these statements and have not yet determined the impact of their adoption.

                                    BUSINESS

    YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR BUSINESS ALONG WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS INVOLVE PROJECTIONS BASED UPON CURRENT EXPECTATIONS, AND THEIR ACCURACY IS SUBJECT TO RISKS AND UNCERTAINTIES. YOU SHOULD CONSIDER ANY STATEMENTS THAT ARE NOT STATEMENTS OF HISTORICAL FACT TO BE FORWARD-LOOKING STATEMENTS. WE HAVE TRIED, WHEREVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS.

    OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS AND EVENTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DISCREPANCY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION, THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Conductus, Inc. ("Conductus" or the "Company") develops, manufactures and markets electronic components and subsystems based on High-Temperature Superconductor ("HTS") technology. The unique properties of superconductors provide the basis for electronic products with significant potential performance advantages over products based on competing materials such as copper and semiconductors. Depending on the application, these advantages include enhanced sensitivity, efficiency, speed and operating frequency, as well as reduced power consumption, size, weight, and cost.

    In 1997, the Company focused its efforts on applications for the telecommunications market that take advantage of the superior performance and benefits afforded by HTS technology. Conductus has developed a line of ClearSite-TM- front-end receiver subsystems (herein after referred to as "ClearSite products") for cellular and personal communication services ("PCS") base stations which may significantly enhance the services provided by network services providers. ClearSite products can provide significant benefits in base station performance, reduce the size of the filter components required and enable network services providers and OEMs to rapidly deploy new and enhance existing analog and digital cellular systems for increasingly demanding carrier network and service provider environments.

    In the existing cellular communications infrastructures, network service providers must overcome problems of limited CAPACITY, insufficient COVERAGE, and increasing INTERFERENCE. With the rollout of PCS, both cellular and PCS network operators face the increasing need for cost-effective solutions that address these problems. As the wireless communications infrastructure expands, the incidence of such problems is increasing, often leading to decreased customer satisfaction and increased customer turnover. These problems decrease a network operator's ability to compete effectively and impact the ability to maximize billable minutes.

    ClearSite products, which feature a compact form factor and rugged housing, effectively improve coverage, reduce interference and increase network capacity, thus improving the network operators' ability to compete effectively and increase billable airtime. Conductus has begun initial product shipments to certain customers, continues to support field test trials with customers and is developing additional ClearSite products for near-term introduction.

    Conductus began field testing its ClearSite products in wireless base stations in 1996 with four cellular operators in the U.S. Testing progressed to the beta stage late in that year with the initiation of an extended field trial with Cellcom, Inc. ("Cellcom"), a service provider in Wisconsin. This trial, which concluded in April 1997 with the first commercial order for multiple ClearSite products, successfully demonstrated a significant reduction in the number of dropped calls and enhanced voice quality. Commercial product shipments began in December 1997.

    From its incorporation in 1987 to 1997, Conductus pursued development of materials and process technology for HTS as well as applications research. These efforts were sponsored in part by military and government agency funding. The Company initiated commercial product shipments of HTS films in 1990 and of HTS systems in 1992 addressing multiple markets, including the communications, health care and instrumentation markets. In late 1996, the Company made the strategic decision to focus on the rapidly growing telecommunications market. In the third quarter of 1997, the Company completed two organizational changes aimed at focusing on wireless communications. The Company closed its Instrument and Systems division and sold its NMR spectroscopy probe business. Research and development efforts are now focused on developing applications in the communications market, including superconducting circuits for high-speed telecommunications switching.

    The Company's target wireless market is both global and growing. According to Federal Communications Commission and industry reports, there are over 25,000 installed cellular base stations in the U.S. In addition, industry sources estimate that more than 70,000 PCS base stations will be installed throughout the U.S. by the end of 2005. The present cellular communications network, operating at frequencies near 850 MHz, was established when the typical cellular phone was capable of transmitting up to 3 watts of radio frequency power and the number of subscribers was relatively low. Today, portable handsets that transmit only 0.6 watts are increasingly replacing higher-power mobile telephones, thereby decreasing the effective receiving range of existing base stations. As a result, in rural areas where base stations are widely separated, current cellular customers can experience dropped calls due to "dead zones" in coverage. At the same time, the increasing demand for cellular service in urban areas has led to the utilization by service providers of a greater number of channels within their allotted frequency bands, thereby increasing the incidence of interference. Moreover, the arrival of PCS and other competing services has placed new emphasis upon quality of service for established cellular operators.

    The Company's current customers include such leading wireless service providers as AllTel, RadioFone, Cellcom and NTT-DoCoMo. In addition, the Company has completed initial field tests with Carolina West Wireless, Kansas Cellular and Citizens Mohave, has ongoing tests with U.S. Cellular and COMMNET, and is scheduling trials with Cellular One, Ameritech and three regional Bell wireless groups. The Company also has established significant strategic alliances and development agreements with industry leaders such as Lucent Technologies and CTI-Cryogenics, a division of Helix Technology Corporation. With the continued growth of global telecommunications networks, network service providers are increasingly outsourcing critical components in an effort to shrink time-to-market, reduce production and development costs, and circumvent the increasing scarcity of skilled specialists in advanced telecommunications technology.

    The Company's current sales and marketing strategy relies primarily on direct sales for its communications products. The Company believes that its products have significant long-term potential as new generations of telecommunications equipment are installed throughout the world due to the integration of technology advances and the opening of new markets. The Company intends to leverage its product line, established relationships with industry leaders, and experienced team of engineers to provide support and services to network operators worldwide.

BACKGROUND

SUPERCONDUCTORS

    Superconductors are materials that have the ability to transport electrical energy with little or no loss when cooled to a "critical" temperature. The intrinsic properties of superconductors are unique in nature and offer potential performance benefits to electrical and electronic systems. These include low-loss signal transmission, extreme magnetic sensitivity and efficient high-speed switching. When electrical currents flow through ordinary materials, they encounter resistance which consumes energy by converting electrical energy into heat energy. Depending on whether direct or alternating current is applied, superconductors have the ability to transport electrical current with no resistance at all or with only a tiny fraction (typically less than one percent) of what is found in the best conventional conductors. This property is extremely beneficial in electronic components whose increased efficiency leads to enhanced signal strength, improved signal resolution and compact form-factor. Other intrinsic properties of superconductors enable the fabrication of unique electronic devices, including high-speed electronic switches and ultra-sensitive magnetic sensors.

    From 1911, when superconductivity was first discovered, until 1986, the critical temperatures for all known superconductors did not exceed 23 K (-418 DEG. F). As a result, superconductivity was not widely used in commercial applications because of the high cost and complexities associated with reaching and maintaining such low temperatures. In 1986, a new class of superconducting materials, referred to as high-temperature superconductors ("HTS"), was discovered having critical temperatures above 77 K (-320 DEG. F), the boiling point of liquid nitrogen. These high critical temperatures allow HTS materials to be cooled to a superconducting state using liquid nitrogen, which is inexpensive and relatively easy to use, or using relatively simple mechanical refrigerators. Conductus believes that this ability to obtain the benefits of superconducting technology at more easily achieved temperatures enables much broader commercial applications.

    The cooling required for HTS materials can also be useful for other materials. Many electronic technologies, including CMOS, GaAs, optoelectronics and even copper, exhibit enhanced performance at reduced temperatures, but the most compelling performance improvements are enabled by superconductive electronics. When the unique advantages of superconductive electronics are complemented by the advantages of other cryoelectronic technologies, the result is a hybrid system whose overall performance can justify the additional expense associated with cryogenic cooling. Conductus is currently employing this hybrid approach in its front-end receiver systems, which combine superconductive filters with cryogenically-cooled low noise amplifiers.

CONDUCTUS' APPROACH

    Conductus develops, manufactures and markets superconductive electronic devices and components using thin-film technology based upon the material yttrium barium copper oxide ("YBCO"), which the Company has judged to be best suited for electronic applications. Conductus combines what it believes to be the world's most advanced YBCO thin-film technology with expertise in electronic device and component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration. Conductus believes that systems containing superconductive electronic technology will offer performance that is unavailable from competing technology, will reduce the costs of performing desired functions, or, in many cases, do both.

    CHOICE OF MATERIAL. Although a number of high-temperature superconductors have been identified, Conductus has focused upon the development of YBCO for electronic applications. See "Risk Factors--Uncertainty of Patents and Proprietary Rights; Risk of Litigation." YBCO is the only HTS material for which there has been both significant development and successful demonstration of multilayer technology, i.e., the use of multiple thin-film materials deposited one upon another. Conductus believes that such multilayer structures are important for many electronic components and devices, where they can be used for better film quality and stability and enhanced device functionality. Conductus has developed several proprietary processes for producing YBCO and other thin-film materials as well as for fabricating superconducting components and devices. These processes include thin-film growth, photolithography, etching and other procedures similar to those used in the manufacture of electronic devices.

    THIN-FILM EXPERTISE. Conductus produces superconducting components using a thin-film fabrication approach. The Company's superconductive circuits and components are fabricated on the surface of wafers using vapor-phase thin-film growth followed by circuit processing steps similar to those used to manufacture semiconductor devices. The fabrication of HTS components and circuits entails certain specialized processes, which are the subject of Conductus' patents or proprietary know-how, in order for HTS materials such as YBCO to exhibit desirable superconducting properties. Conductus, in many instances, has performed pioneering work in materials, processes and structures based on thin-film superconductive technology, and has developed processes it believes are capable of routinely producing a variety of high quality films in quantity for several applications, including multiple layer thin-film materials suitable for more complex devices and components. Compared to "thick-film" approaches and ceramic fabrication techniques, the Company believes that the thin-film approach is more versatile and provides more compact components and that the superconducting properties of the materials produced in this way are superior.

    FOCUS ON COMPLETE SOLUTIONS. Conductus believes that superconductive component technology can best be provided to customers in the form of integrated subsystems that incorporate the superconductive components, additional electronic circuits and devices, and the self-contained refrigeration equipment and packaging required to maintain the reduced temperatures necessary to sustain superconductivity. For this reason, in addition to its thin-film expertise, Conductus has also established significant expertise and know-how in areas that it believes are necessary for the commercial development of superconductive technology, including electronic device and component design, analog and digital electronic engineering, cryogenic packaging (including cryoelectronics, thermal management, vacuum engineering and cryocoolers), mechanical engineering and system integration. Conductus seeks to make the presence of superconductive and cryogenic components an entirely integral feature of its products that requires no special expertise or skill on the part of the user. By skillful integration of the refrigeration system into its communications filter subsystems, for example, and by selection of a refrigeration approach with proven durability, Conductus believes that its products can be easily accommodated and well accepted by end users. Furthermore, the Company believes that providing its technology at the subsystem level to system manufacturers in specific markets will allow it to rapidly and efficiently expand both its product line and its customer base.

BUSINESS AND DEVELOPMENT STRATEGY

    Conductus' strategy for developing, manufacturing and marketing superconductive electronics products includes the following key elements:

    FOCUS ON COMPLETE SOLUTIONS. Conductus believes that superconductive component technology can best be provided to customers in the form of integrated subsystems that incorporate the superconductive components, additional electronic circuits and devices, and the self-contained refrigeration equipment and packaging required to maintain the reduced temperatures necessary to sustain superconductivity. For this reason, in addition to its thin-film expertise, Conductus has also established significant expertise and know-how in areas that it believes are necessary for the commercial development of superconductive technology, including electronic device and component design, analog and digital electronic engineering, cryogenic packaging (including cryoelectronics, thermal management, vacuum engineering and cryocoolers), mechanical engineering and system integration. Conductus seeks to make the presence of superconductive and cryogenic components an entirely integral feature of its products that requires no special expertise or skill on the part of the user. By skillful integration of the refrigeration system into its communications filter subsystems, for example, and by selection of a refrigeration approach with proven durability, Conductus believes that its products can be easily accommodated and well accepted by end users. Furthermore, the Company believes that providing its technology at the subsystem level to system manufacturers in specific markets will allow it to rapidly and efficiently expand both its product line and its customer base.

    COMMERCIALIZE PRODUCTS WITH SIGNIFICANT MARKET POTENTIAL. Conductus believes that the largest potential near-term market for superconductor-based products is the wireless communications market. The Company is actively marketing front-end systems as well as developing additional HTS component-based subsystems for this market. In the cellular market, Conductus completed field trials of its low-noise receiver filter subsystems for base stations in mid-1997 and began commercial shipments of ClearSite-TM- front-end receiver systems in October 1997. In addition, the Company continues to develop additional subsystems of greater complexity for the cellular market. All these products contain HTS filters and cryogenically-cooled low-noise amplifiers in an integrated package that includes a refrigeration system.

    DEVELOP COMMERCIAL INFRASTRUCTURE. Conductus is building the manufacturing, sales and marketing infrastructure it believes is necessary to support the commercialization of its products in target markets. This includes development of thin-film deposition techniques suitable for volume manufacture, acquisition and build-out of manufacturing and assembly areas, hiring of employees with significant marketing experience in key product areas and expansion of its sales team. The Company's sales and marketing strategy is to use a direct sales organization for the initial commercialization of its subsystem products for the communications market and later to develop additional sales channels through OEM customers for this equipment.

    MAINTAIN TECHNOLOGY LEADERSHIP. Conductus has devoted significant resources to developing proprietary HTS thin-film manufacturing and process technologies. Based on publicly available information, the Company believes that its technologies are more advanced than those of other companies or research laboratories. The Company has successfully developed and marketed products including single- and multilayer YBCO films, superconducting NMR spectroscopy probes and SQUID sensors and systems. Conductus has utilized its technology skills to develop filters, low-noise amplifiers, radio-frequency receivers and other devices. Conductus has also established significant expertise and know-how in areas essential to product commercialization, including electronic device and component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration. Conductus currently owns, alone or with others, 22 U.S. patents and three related foreign patents. Additionally, as part of the sale of its NMR business to Bruker Instruments, Inc. ("Bruker"), it transferred ownership of an additional 6 patents for which it has retained nonexclusive, royalty-free licenses outside the NMR field of use. Conductus currently has eight patent applications pending in the U.S. and related patents pending in other countries relating to various aspects of its technologies.

WIRELESS COMMUNICATIONS APPLICATIONS

    The initial applications for superconductive technology in the communications market are in the area of infrastructure equipment for wireless base stations. Commercial wireless communications systems use radio frequency signals to establish communications between customers using portable or mobile telephones and base stations operated by service providers. Cellular telephone networks are divided into specific coverage areas called cells, each of which has a base station for sending and receiving voice and other communications within the cell. The base station contains electronic equipment required to send and receive radio signals. In setting up a base station, the service provider seeks to install equipment with sufficient sensitivity within the frequency band assigned to it to handle communications with the lowest power handsets over its entire geographical area and with sufficient selectivity to avoid interfering signals from adjacent frequency bands. Filters within these base stations select frequencies within the operator's assigned bands and reject unwanted frequencies. Amplifiers boost the strength of signals coming in and out of the base station. The operator's assigned frequency range is then allocated using one of several schemes to provide telephone service to multiple subscribers. The capacity of the system depends upon the number of effective channels; that is, channels whose signal quality is sufficient to satisfy customer demands for clear communications.

    Cellular base stations currently face a number of operating problems. These include signal interference caused by multiple communications channels, poor signal quality resulting from lower-power, hand-held telephones and strained capacity due to the growing demand for cellular service. The advent of PCS (Personal Communications Services) technology will place additional demands on the performance of wireless base stations and upon the size of the hardware therein. Conductus believes that superconductive filters used in conjunction with cryogenically-cooled amplifiers have the potential to offer solutions to several operating problems in cellular base stations as well as to provide solutions to anticipated problems in the growing network of PCS base stations.

BENEFITS OF SUPERCONDUCTIVE TECHNOLOGY FOR WIRELESS COMMUNICATIONS

    Superconductive technology can offer significant benefits in base station receivers. The unique characteristics of superconducting materials can be exploited to create filters that simultaneously deliver superior performance with respect to adjacent-band interference rejection and with respect to insertion loss (reduction of the desired signal because of the filter.) Because the superconductor is nearly lossless at microwave frequencies, extremely sharp filters--ones with a large number of poles--can be fabricated without incurring substantial insertion losses. Because of their low-loss property, superconductors provide the closest physically-attainable approximation to a perfect filter, which would allow 100% of the desired signals to pass through and screen out 100% of the unwanted signals. Given their ability to provide outstanding performance with respect to multiple parameters, superconducting filters are well suited for use as preselect filters in cellular or PCS base stations. High-performance transmit filters made from superconducting materials may also offer significant benefits in future base station applications as the power-handling capability of these implementations continue to improve.

    An immediate benefit of superconductor technology in base station applications is the ability to provide superior interference rejection by virtue of making filters with a large number of poles practical to implement. Superconducting filters can be made with 12, 16 or even 19 poles to effectively reject adjacent-band interference which can otherwise saturate amplifiers in the receiver front end and introduce distortion into voice channels. Losses of 1 dB or less are typical for superconducting filters even with these high-order designs (ones with a large number of poles). The number of adjacent-band interference sources is increasing as additional wireless services such as specialized mobile radio and 2-way paging are introduced. In the PCS spectrum, the potential for up to six service providers to operate in a given area and the inevitability of co-location of transmitters may drive the need for filters with improved rejection capabilities.

    A second benefit of superior superconducting filters is the potential ability to fully utilize the available spectrum without introducing guard bands or blocked channels at the band edge. By using extremely sharp adjacent-band rejection filters--often referred to as "brick-wall" filters--it is possible to maintain a greater number of voice channels in the band. This opportunity is particularly attractive in the PCS spectrum in which very narrow, 5 MHz frequency blocks have been licensed to carriers in addition to earlier wide-band, 15 MHz blocks. In the narrow-band case, the conventional configuration for CDMA systems is to utilize three 1.25 MHz carriers within each block, with the remaining 1.25 MHz not utilized for guard-band purposes. This provides plenty of separation from adjacent, competing services but is very wasteful of spectrum. By using a sufficiently sharp superconducting filter, it may be possible to instead have a fourth channel within a single narrow-band block. Generally speaking, even in less dramatic broad-band use, extremely sharp filters can increase the effective capacity of wireless systems.

    A third benefit of superconductor and, more generally, cryoelectronic technology in base stations is the potential for providing extended coverage by virtue of reducing the noise floor in the receiver front end of the base station. This benefit is derived from a combination of highly efficient superconducting filters that contribute minimal losses along with advanced ultra-low-noise amplifiers whose own noise levels are reduced by the cryogenic temperatures already present for the associated superconducting filters. Superconducting filters contribute very small amounts of noise because their quality or "Q" factors--a measure of the ratio between stored and dissipated energy--are much higher than can be achieved using other base station filter technologies. Properly-designed semiconductor low-noise amplifiers (LNAs)--for example, certain gallium arsenide HEMTs--exhibit enhanced noise performance when operated significantly below room temperatures. Co-locating these LNAs with superconducting filters to take advantage of the cryogenics required in the latter case provides an ultra-low-noise receiver front end. Reducing the noise figure of a base station's receiver enhances its sensitivity to incoming signals, which potentially both increases its range and improves coverage within a cell.

    The fourth benefit offered by superconductor technology is the potential for form-factor reductions in filter subsystems that utilize thin-film superconductor components. The same basic steps of film deposition, photolithography and etching that are familiar in the semiconductor industry are used in fabricating thin-film superconducting devices. The resultant thin-film superconducting filters are planar devices that utilize microstrip technology to realize high-performance microwave filters in a very compact form. Even a 19-pole cellular filter can easily fit on a 3-inch wafer. Superconducting filters do require the use of a cryogenic refrigerator, which can occupy perhaps a cubic foot or so of space. However, six or even twelve filters can be cooled by one such refrigerator, leading to an integrated filter subsystem package that is smaller and lighter than competing technology can provide.

APPLICATIONS FOR SUPERCONDUCTING FILTERS

    There are applications for superconducting filter technology in existing wireless systems as well as in forthcoming infrastructures such as PCS. Superconducting preselect filters offer performance advantages to analog systems like AMPS cellular as well as to digital protocols such as CDMA, TDMA and GSM. Depending upon the application, one or more of the benefits of the technology noted above will come into play. There can be no assurance that even if the Company's products provide such technological benefits that Conductus will be able to manufacture adequate quantities of any products it introduces at commercially acceptable costs or on a timely basis or that any such products will offer sufficient price/performance advantages to achieve market acceptance. See "Risk Factors--Early Stage of the Superconductive Electronics Market; Lack of Market Acceptance."

    In current cellular systems, the needs of urban and rural operators are quite different. Urban base stations are typically high-capacity cells in harsh or otherwise congested RF environments. Key issues are interference rejection and maximizing capacity. In contrast, rural base stations see relatively low call volumes but struggle with problems with the reverse channel path (mobile/portable handset to base communications) because of the lower power levels transmitted by hand-held phones compared to earlier mobile systems whose maximum transmit power was five times that of the small portables in use today. In this environment, range extension and coverage improvement are the key issues.

    The growing PCS infrastructure presents a variety of opportunities for superconducting filter technology. With multiple bands, large numbers of base stations, new interference sources and tight space constraints, all the virtues of superconducting filter technology are likely to be needed to solve problems, some of which cannot be anticipated at this early stage of the deployment. The match-up between benefits and applications for superconductors in wireless systems is summarized in the chart below.

            SUPERCONDUCTOR                                                              RURAL              URBAN
                BENEFIT                                  REASON                       CELLULAR           CELLULAR           PCS
---------------------------------------  ---------------------------------------  -----------------  -----------------      ---
Reduced Interference...................  Sharp filters                                                           X               X
Increased Capacity.....................  Sharp filters                                                           X               X
Improved Coverage/.....................  Reduced system noise                                 X                  X
Extended Range
Compact form-factor....................  Thin-film technology                                                    X               X

WIRELESS COMMUNICATIONS MARKET

    CELLULAR MARKET. According to Federal Communications Commission and industry reports, there are more than 25,000 installed cellular base stations in the United States. The present cellular communications network, operating at frequencies near 850 MHz, was established at a time when the typical cellular telephone was a mobile unit capable of transmitting up to 3 watts of radio frequency power and the total number of subscribers was relatively low. Today, portable handsets that transmit only 0.6 watts are increasingly replacing higher-power mobile telephones, thereby decreasing the effective receiving range of existing base stations. As a result, in rural areas where base stations are widely separated, current cellular customers can experience dropped calls due to "dead zones" in coverage. At the same time, the increasing demand for cellular service in urban areas has led to the utilization by service providers of a greater number of channels within their allotted frequency bands, thereby increasing the incidence of interference. In addition, the arrival of PCS and other competing services has placed new emphasis upon quality of service for established cellular operators.

    In rural areas, where the primary problem is base station range, solutions that increase the strength of the received signal or decrease the system noise level can provide enhanced reception, and thus reduce the occurrence of dead zones. One solution, which entails significant costs, is to increase the number of base stations and thereby reduce the required range for each station. Another solution, which is potentially more economical, is to enhance the signal reception and noise filtering capabilities of existing base stations. Extended field trials of Conductus' ClearSite-TM- brand front-end receiver system in the rural environment have demonstrated the system's ability to fill in holes in coverage between specific cell sites. In recent trials conducted by the Company, ClearSite-TM- systems demonstrated a 20% reduction in dropped calls and provided notable improvements in voice quality.

    In urban areas, the high density of cellular users creates problems of interference and system capacity. In every area, there are two cellular service providers, each allotted its own operating band within the frequency spectrum. Near the edges of each provider's operating frequency range, the performance of cellular systems can be hampered by interference from the competing carrier and from a variety of other signal sources. Carriers can attempt to avoid this interference by not using channels at the edges of their operating bands, however this diminishes system capacity. An alternative approach is to address interference by using highly selective filters in the base station receiver. With superconducting materials, which exhibit extremely low energy loss, filters can be fabricated with a higher number of poles, thereby increasing filter selectivity. With increased selectivity, increased capacity and better performance are simultaneously attainable.

    PCS MARKET. PCS is a newer, urban-based communication system designed to provide wireless telephone service utilizing radio frequency signals in a frequency band near 2 GHz. This all-digital system is being designed to handle both voice and data transmissions, including features such as Internet access. Although it utilizes the same basic building blocks as a cellular system, the higher operating frequency of PCS compared with the cellular network limits the range of its signal transmission. Because of this limited range of signal transmission, industry estimates are that more than 70,000 PCS base stations will be installed throughout the U.S. by the end of the year 2005.

    The projected large number and primarily urban location of PCS base stations drives the need for equipment cost and size reduction. However, signal losses in base station components such as filters, antennas and cables are exacerbated by higher frequency operation. Conventional receiver components limit sensitivity and therefore base station range. Conventional filters tend to be physically large and proposed PCS base station architectures call for the use of multiple filters in each station. Collectively, these issues present a difficult set of requirements for the designers of both current and forthcoming PCS base station equipment. Conductus believes that as the PCS build-out proceeds, the incidence of problems such as adjacent-band interference and gaps in coverage will steadily increase and the opportunities for applications for superconductive filter subsystems will grow accordingly. Due to slower than expected progress in the PCS deployment, the Company does not expect to begin volume shipments of product for that market before 2000.

FUTURE APPLICATIONS

    Conductus is exploring the application of superconductive and cryoelectronic technologies to a variety of applications in the broader communications market. Among these are subsystems for communications satellites, antenna components and various elements of high-speed and/or high-bandwidth communications equipment. Generally speaking, many electronic technologies, including CMOS, GaAs, optoelectronics and even copper, exhibit enhanced performance at reduced temperatures, but the most compelling performance improvements are enabled by superconductive electronics. When the unique advantages of superconductive electronics are complemented by the advantages of other cryoelectronic technologies, the result is a hybrid system whose overall performance may justify the costs and complexities associated with cryogenic cooling.

    In the future, cryoelectronics in communications systems may expand to more complex digital applications. The reason is that the ever-increasing bandwidth of digital and wireless communication networks has created a need for ultra-high-bandwidth cryoelectronics to process and route digital information. Although fiber-optical transport networks are expected to transmit 100 Gb/s data, conventional electronic switching technology is not capable of processing at such high data rates. This situation creates an electronic bottleneck in telecommunication networks for high-throughput applications such as Internet backbone switching, satellite communications, local-area and wide-area graphics networks, and video on demand. Superconductive digital technology, interfaced to optical fiber via cooled semiconductor electronics, can increase the capacity and functionality of future ultra-high-speed networks and enable many real-time communication and multimedia applications. The high-speed, low-power properties of Josephson junctions, which are active switching devices made from superconductors, could be applied to communications systems to significantly improve data transmission rates and reduce system power requirements and costs. These devices can be several times faster than the fastest semiconductor transistor and consume thousands of times less power. Josephson junction circuit technology is in the early stages of development, and significant additional advancements will be required before superconductive products incorporating this technology could become available. Nevertheless, the combination of high speed, low power dissipation and fast synchronization makes superconductive digital technology increasingly attractive for future communications applications. See "Risk Factors--Early Stage of the Superconductive Electronics Market; Lack of Market Acceptance" and "-- Intense Competition."

COMMERCIALIZATION STATUS

    Conductus began field testing prototypes of the ClearSite front-end receiver systems for wireless base station applications in 1996, working with a number of cellular operators in several regions of the United States. The product progressed to the beta stage late in that year with the initiation of an extended field trial with Cellcom, Incorporated, a service provider in Wisconsin. The trial was concluded in the Spring of 1997, resulting in data on the performance of the system in reducing dropped calls and enhancing voice quality and leading to the first commercial orders for the product.

    Based upon these field trial results and on additional inputs from customers throughout the industry, additional features were engineered into the ClearSite front-end receiver system and it was released to the market late in 1997. As finally configured, the ClearSite front-end receiver system incorporates superconducting filters and cryogenic low-noise amplifiers as well as built-in rf diagnostics, alarm systems, remote monitoring capabilities and bypass circuitry in case of system failure. Initial shipments have been for omnisite systems--incorporating two filters and two amplifiers--designed to be installed inside base stations. These systems are configured for either of the frequency bands currently allotted to cellular operators (both "A" and "B" bands.) Scheduled for release during 1998 are three-sector systems (incorporating six filter/amplifier pairs) and tower-mount versions of the product for both carriers. Therefore, by the end of 1998, ClearSite front-end receiver systems for cellular are planned to be a family of products designed to address all types of installations in the domestic market. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or enhancements to existing products or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. Furthermore, there can be no assurance that even if the Company's products meet commercial performance standards that Conductus will be able to manufacture adequate quantities of any products it introduces at commercially acceptable costs or on a timely basis or that any such products will offer sufficient price/performance advantages to achieve market acceptance. See "Risk Factors--Early Stage of the Superconductive Electronics Market; Lack of Market Acceptance."

STRATEGIC ALLIANCES AND DEVELOPMENT AGREEMENTS

    Conductus is party to a number of collaborative arrangements with corporations and research institutions with respect to the research, development and marketing of certain of its potential products. Conductus evaluates, on an ongoing basis, potential collaborative relationships and intends to continue to pursue such relationships. The Company's future success will depend significantly on its collaborative arrangement with third parties. There can be no assurance that these arrangements will result in commercially successful products. See "Risk Factors--Reliance on Collaborative Relationships".

    LUCENT TECHNOLOGIES, INC. ("LUCENT") Conductus and Lucent entered into a joint development and licensing agreement in April 1996, under which Conductus is developing a superconductive transceiver filter subsystem for the PCS market. Both Conductus and Lucent are to provide technical support to the program. Initial tests of a prototype of the receiver portion of the subsystem were conducted in April 1996. A more complex prototype subsystem containing six HTS receiver channels and three conventional transmit filters was delivered to Lucent at the end of that year. Each party will retain rights to the intellectual property it develops under the program, subject to certain nonexclusive licensing rights of the other party, and jointly developed intellectual property will be jointly owned.

    CTI-CRYOGENICS. ("CTI") Conductus and CTI-Cryogenics, a division of Helix Technology Corporation, entered into a collaboration agreement in September 1995, under which CTI will work with Conductus to design interfaces between CTI cryocoolers and Conductus subsystems.

    HIGH-TEMPERATURE SUPERCONDUCTOR THIN-FILM MANUFACTURING ALLIANCE. Conductus is a principal member of the HTMA, which was formed in November 1995 to develop cost-effective manufacturing methods for YBCO thin-films for radio-frequency applications, establish industry standards and provide second-sourcing and technology transfer among the companies under a program currently funded in part by the Department of Defense Advanced Research Projects Agency ("DARPA"). Superconductor Technologies, Inc. ("STI") is the other principal member of the HTMA. Other members include Stanford University, the Georgia Research Corporation, Focused Research, Microelectronic Control and Sensing Incorporated, IBIS and BDM Federal. Under the HTMA, each party will have certain access to the technology of the other parties that is developed under the program.

RESEARCH AND DEVELOPMENT

GOVERNMENT CONTRACTS

    The Company's research and development expenses in the fiscal years 1995, 1996 and 1997 and in the nine months ended September 30, 1998, were approximately $9,819,000, $11,774,000, $10,626,000 and $4,469,000, respectively.
Externally funded research and development programs, primarily under contracts with agencies of the U.S. government, accounted for approximately $9,176,000, $13,178,000, and $9,814,000 of total operating expenses in the fiscal years 1997, 1996, and 1995, respectively. The Company's revenue from government-related contracts represented approximately 77% of total revenues for each of fiscal years 1995, 1996, and 1997. Conductus believes that it will continue to be heavily dependent on U.S. government contracts to fund a significant portion of its research and development programs. The Company's strategy is to fund a significant portion of its research and development, particularly for wireless communications and digital electronics applications, through contracts with agencies of the U.S. government. As of December 31, 1997, the Company had received aggregate awards since its inception of approximately $46,821,000 from U.S. government agencies, including approximately $40,272,000, recognized as revenue by the Company through December 31, 1997, and approximately $6,373,000, in awards for which it has not yet entered into research contracts. As of December 31, 1997, Conductus had approximately $176,000, under existing U.S. government contracts which provide that most of the research and development is to be performed in the next 12 months. Revenue under U.S. government research and development contracts decreased to $7,266,000 in 1997 from $9,691,000 in 1996 and $8,148,000 in 1995 and represented approximately 77% of total revenue in each of the fiscal years 1997, 1996, and 1995. The decrease in contract revenues during 1997 is largely attributable to the completion of several major contracts during 1997. The Company had $176,000 and $4,620,000 in contracts and grants and $6,373,000 and $8,976,000 in awards from U.S. government agencies as of December 31, 1997 and 1996, respectively. Conductus anticipates that government contract revenues will continue to decline somewhat in the future compared to historical rates due to reductions in federal R & D funding and the narrower scope of the Company's business interests. The recognition of revenue and receipt of payment pursuant to these contracts and awards are subject to numerous risks. See "Business--Research and Development" and Note 11 of Notes to Financial Statements. See "Management's Discussion of and Analysis of Financial Condition and Results of Operations--Results of Operations."

    The Company's contracts involving the U.S. government are or may be subject to numerous risks. These risks include: unilateral termination for the convenience of the government; reduction or modification in the event of changes in the government's requirements or budgetary constraints; increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts; risks of potential disclosure of Conductus' confidential information to third parties; the failure or inability of the prime contractor to perform its prime contract in circumstances where Conductus is a subcontractor; the failure of the government to exercise options provided for in the contracts; the government's nonexclusive, royalty-free license to use technology developed pursuant to the contracts by or on behalf of the government in certain circumstances; and exercise of "march-in" rights by the government. March-in rights refer to the right of the U.S. government or government agency to require the Company to license patented technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. In addition, there can be no assurance that the U.S. government will continue its commitment to programs to which the Company's development projects are applicable, particularly in light of recent legislative initiatives to reduce the funding of various U.S. government agencies and programs, or that the Company can compete successfully to obtain funding pursuant to such programs, See "Risk Factors--High Degree of Dependence Upon Government Contracts; Customer Concentration."

PATENTS, PROPRIETARY TECHNOLOGY AND TRADEMARKS

    Conductus has received 28 U.S. patents and three related foreign patents. Six issued patents were assigned to Bruker under an asset purchase agreement entered into in July 1997. Conductus retains a nonexclusive, royalty-free license to those patents outside the NMR field of use. The remaining 22 patents have unexpired terms ranging from 12 to 17 years. Additionally, the Company has 8 patent applications pending before the U.S. Patent and Trademark Office. International counterparts of several of these pending applications or issued patents have been filed under the Patent Cooperation Treaty with a number of applications currently pending in various countries worldwide. These patents and patent applications cover Conductus processes and products in many aspects of its business. The Company will continue to file other U.S. and key international patent applications as part of its business strategy to protect technology it considers important to providing a competitive market advantage for its technologies. There can be no assurance, however, that its applications will result in issued patents, that the validity of its issued patents will not be subject to challenge or that third parties will not be able to design around the patented aspects of the Company's products. The Company also relies upon trade secrets, unpatented know-how, continuing technological innovation, employee and third-party nondisclosure agreements and the pursuit of licensing opportunities in order to develop and maintain its competitive position. The Company's efforts to protect its proprietary rights may not be successful, prevent their misappropriation or ensure that these rights will provide the Company with a competitive advantage. Additionally, certain of the issued patents and patent applications are jointly owned by the Company and third parties. Any party owner has the right to license rights under such patents and applications, which could result in Conductus not having exclusive control over such inventions.

    The Company believes that, since the discovery of HTS in 1986, several thousand patent applications have been filed worldwide and over 600 patents have been granted in the U.S. relating to high temperature superconductivity. In some cases, these patents may be overlapping, and could require a number of licenses from different entities. There are interference proceedings pending regarding rights to inventions claimed in some of the applications. Accordingly, the patent positions of companies using HTS technology, including Conductus, are uncertain and involve both complex legal and factual questions. Consequently, there is significant risk that others, including competitors of the Company, have obtained or will obtain patents relating to the Company's planned products or technology and that the Company will be unable to obtain licenses, or will be unable to obtain licenses on commercially reasonable bases.

    A patent issue of particular importance to the Company relates to copper oxides or "cuprates," that are used to make HTS products, including YBCO. Conductus has neither obtained any issued patents nor has it filed any patent applications covering the composition of any cuprates or other HTS materials. However, several U.S. and foreign patent applications, including applications filed by IBM, AT&T, the University of Houston, the Naval Research Laboratory and others, are pending that cover the composition of YBCO and related HTS. See "Overview--Conductus' Approach." The Company understands that at least several of such U.S. applications are the subject of an interference proceeding currently pending in the U.S. Patent and Trademark Office (Interference No. 101,981). Additionally, E. I. duPont de Nemours & Co. ("DuPont") has notified Conductus that it is the exclusive licensee of patents issued in Israel, Sweden, Taiwan and the United Kingdom covering the composition of YBCO and a method for using YBCO in superconducting applications. The Company anticipates that it will be required to obtain a license to use YBCO from one or more of these parties in order to continue to develop and sell products based on YBCO.

    There can be no assurance that the Company would be able to obtain licenses to patents covering YBCO compositions, when issued, or to any other patents applicable to the Company's business on commercially reasonable terms. In such an event, the Company could be required to expend significant resources to develop non-infringing technology alternatives or to obtain licenses to the technology that the Company infringes or would infringe. There can be no assurance that the Company would be able to successfully design around these third party patents or to obtain licenses to technology that it may require. Furthermore, there can be no assurance that the Company will not be obligated to defend itself at substantial cost against allegations of infringement of third party patents. An adverse outcome in such a suit could subject the Company to significant liabilities to third parties, or require the Company to cease using such technology. In addition, aside from the merits of a claim, the cost of defending any such suit would constitute a major financial burden for the Company that would have a material adverse effect on its business, operating results, and financial condition.

    Conductus has granted to various entities non-exclusive, royalty-bearing licenses to certain of its proprietary technology for the manufacture and distribution of various equipment, including rotating target holders, substrate heaters and mutual inductance probes to be used in cryogenic measurement systems. Through its strategic relationships, Conductus has received rights to certain intellectual property developed by its partners, as well as commitments from those partners to offer licenses to certain background technology. Conductus cannot, however, be certain that such licenses will be on terms that allow Conductus to compete effectively in the marketplace.

    Additionally, successful marketing of a material portion of Conductus' ClearSite products depends in part on nonexclusive licenses obtained from various licensers. There can be no assurance that such licenses will not be terminated by licensors or that Conductus will be able to develop alternate products that do not require these or other licenses.

    Conductus owns the United States registered trademarks
"CONDUCTUS-Registered Trademark-," the Conductus logo, "Mr.
SQUID-Registered Trademark-" and claims the rights to the trademarks "ClearSite-TM-," and "pcSQUID-TM-." See "Risk Factors--Uncertainty of Patents and Proprietary Rights; Risk of Litigation."

MANUFACTURING

    Conductus has performed pioneering work in materials, processes and structures based on thin-film superconducting technology, and has developed processes it believes are capable of routinely producing a variety of high-quality films for several applications, including multilayer thin-film materials suitable for more complex devices and components. Conductus has established a pilot production facility at its headquarters in Sunnyvale, California to fabricate, test and assemble HTS and LTS thin films and components. The Company fabricates two-, three- and four-inch wafers in two cleanroom areas that consist, in the aggregate, of approximately 2,600 square feet and that have ratings of subclass 1,000 and 10,000 (meaning there are fewer than 1,000 or 10,000 particles larger than 0.5 microns per cubic foot of air). Additionally, Conductus assembles systems in a 3,250 square foot manufacturing facility which includes class 10,000 cleanrooms of approximately 1,250 square feet. See "Properties." Conductus combines what it believes to be the world's most advanced YBCO thin-film technology with expertise in electronic and device component design, analog and digital electronic engineering, cryogenic packaging, mechanical engineering and system integration.

    The primary materials and equipment used in Conductus' ClearSite products include substrates, YBCO precursors and processing equipment. The Company procures its substrates from several suppliers. The Company primarily utilizes elemental metals (yttrium, barium and copper) to produce YBCO. These substances are available from numerous vendors. In limited cases, the Company uses YBCO targets, which it purchases from two sources. The Company's processing equipment is assembled from off-the-shelf components which can be obtained from multiple sources.

    Conductus believes that most of its products will be in the form of subsystems that incorporate superconducting and cryoelectronic components with cryogenic refrigerators and conventional electronic assemblies. Apart from the superconducting components which are manufactured by Conductus, the Company anticipates that most other components of its subsystems will be purchased as standard products from commercial vendors or specially ordered from various suppliers. These include cryogenic refrigerators, printed circuit boards, product cases and housings, vacuum vessels and other components. Certain ClearSite product components, including cryocoolers, are currently obtained from a single source or a limited number of suppliers. Although the Company does not believe that it is ultimately dependent upon any supplier as a sole source or limited source for any critical components, the inability of the Company to develop alternative sources, if required, an inability to meet demand, a prolonged interruption in supply or a significant increase in price of one or more components would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--High Degree of Dependence Upon Other Complementary Technologies; Reliance on Limited or Sole-source Suppliers."

    Conductus is focusing on the development of its production processes and is manufacturing limited quantities of superconducting components and products incorporating those components at its Sunnyvale, California, facility. Apart from the production of superconducting components, the Company expects that its manufacturing activities generally will be limited to cleaning, final assembly, vacuum bakeout and testing. Conductus is producing these products in limited commercial quantities and is continuing to expand its capabilities. See "Risk Factors--Limited Commercial Manufacturing Capability." In July 1997, Conductus ceased operation of its Instrument and Systems Division in San Diego, California and consolidated its manufacturing in Sunnyvale, California.

COMPETITION

    Although the market for superconductive electronics currently is small and in the early stages of development, Conductus believes this market will become intensely competitive if products with significant market potential are successfully developed.

    A number of large American, Japanese and European companies are engaged in research and development programs that the Company believes could lead to the development and/or commercialization of superconductive electronic products. These include, among others: DuPont, IBM, TRW, and Northrop-Grumman Corporation in the U.S.; and Fujitsu Ltd., Hitachi Ltd., NEC Corp., and Sumitomo Electric Industries, Ltd. in Japan. The Company also believes that a number of smaller companies are engaged in various aspects of the development and commercialization of superconductive electronics products. These include, among others, Hypres, Inc. in digital circuits; and Illinois Superconductor Corp. and Superconductor Technologies Inc. in wireless communications. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs which may lead to competitive arrangements for commercializing superconductive electronics products. In addition, if the superconductor industry does develop further, new competitors with significantly greater resources are likely to enter the field. Conductus' ability to compete successfully will require it to develop and maintain technologically advanced products, attract and retain highly qualified personnel, obtain patent or other protection for its technology and products and manufacture and market its products, either alone or with third parties. See "Risk Factors--Intense Competition."

    Several of the Company's existing collaborative arrangements permit, and future arrangements also may permit, the Company and each partner to use the technology developed under these arrangements. Accordingly, the Company may compete with its partners for commercial sales of any products developed under these arrangements.

    The Company's potential products, if successfully developed, may compete directly with other existing and subsequently developed products using competitive, conventional technologies. There can be no assurance that the Company's products will have sufficient performance advantages over these other products to attract significant commercial interest. These and related factors may limit market acceptance of products incorporating superconductive technology. Conductus believes that the principal competitive factors in the market for superconductive electronics will be the following: the ability to develop commercial applications of superconductive technology; product performance, including, where appropriate, speed, sensitivity, size and power dissipation; price; product quality and reputation. Conductus believes that it is competitive with respect to these factors. Nonetheless, because the market for superconductive electronics is at an early stage, the relative competitive position of the Company in the future is difficult to predict.

SALES AND MARKETING

    In order to successfully commercialize its products the Company is expanding its sales, marketing and distribution staffing and activities. During 1998, the Company hired a new Vice President Sales and Marketing who will be responsible for expanding the sales organization for the commercial wireless market. The Company's current sales and marketing strategy relies primarily on direct sales for its communications products. Its magnetic sensors are sold primarily to an OEM. See "Risk Factors-- Attraction and Retention of Key Employees; Need to Develop Infrastructure to Support Commercialization."

    With the proceeds from the Offering, the Company intends to add additional headcount to support its sales and marketing efforts. These employees will be actively engaged in direct marketing to customers, as well as in sales and marketing support. The Company actively markets its products through direct mail advertisements and advertisements in trade journals, as well as through demonstration of its technology and products at industry trade shows. The Company's employees have published the results of their research at Conductus widely in trade and technical journals. Additionally, Conductus' employees have frequently presented Conductus' technology as invited speakers at conferences worldwide.

    For the fiscal years 1995, 1996, 1997 and for the nine month period ended September 30, 1998, commercial sales to one customer of $1,172,000, $1,560,000, $896,000, and $75,500 were 11%, 12%, 9% and 2% of total revenues, respectively. This customer, Niki Glass Ltd., acts primarily as a distributor of the Company's magnetic sensing products, selling to end-users

ENVIRONMENTAL MATTERS

    The Company uses certain hazardous materials in its research and manufacturing operations. As a result, Conductus is subject to federal, state and local governmental regulations. Conductus believes that it has complied with all regulations and has all permits necessary to conduct its business. See "Risk Factors-- Environmental Regulations."

EMPLOYEES

    As of December 31, 1998, the Company had a total of 53 full-time equivalent employees of which 22 hold advanced degrees. Of the total full-time employees, 30 were engaged in research and product development, 9 in manufacturing, 3 in sales and marketing, and 11 in administration and finance. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

    The Company's principal facility, including its pilot production facility, is located in two buildings providing approximately 40,000 square feet of available space located in two buildings in Sunnyvale, California, with leases which will expire in August 2000 and 2001. During 1997, the Company subleased its facility in San Diego, California, to Niki Glass, in connection with an asset sale of certain of the assets of the Instrument and Systems division. That lease expired in February 1998.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

    The officers and directors of the Company, and their ages as of December 1, 1998 are as follows:

NAME                                                AGE                                POSITION
----------------------------------------------      ---      ------------------------------------------------------------
Charles E. Shalvoy............................          50   President, Chief Executive Officer and Director
Ronald Wilderink..............................          40   Vice President of Finance and Chief Financial Officer
Jim Simmons...................................          49   Vice President, Sales and Marketing
Graham Y. Mostyn..............................          44   Vice President, Engineering
Randy W. Simon, Ph.D..........................          44   Vice President, Technology Programs
John F. Shoch, Ph.D.(1)(2)....................          49   Chairman of the Board
Martin Cooper(1)..............................          69   Director
Robert M. Janowiak............................          61   Director
Martin J. Kaplan(2)...........................          60   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    MR. SHALVOY joined the Company in June 1994 as President, Chief Executive Officer and Director. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University.

    MR. WILDERINK was appointed Chief Financial Officer in 1998. From 1995 until 1998, he was Vice President, Corporate Controller of Oak Technology, Inc., a multinational semiconductor manufacturer. His prior experience includes management positions in the finance organizations of Bell Microproducts, Inc., a distributor of high technology products, and VMX, Inc., a manufacturer of integrated voice processing systems. Mr. Wilderink holds a B.S. degree in Accounting from San Jose State University.

    MR. SIMMONS joined the Company in November 1998 as Vice President Sales and Marketing. From 1994 to 1998 he was Vice President, Marketing and Sales of Superconductor Technologies, Inc., a manufacturer of high-temperature superconducting wireless subsystems. His prior experience includes senior management positions at Therma-Wave, Inc., Nanometrics, Inc. and KLA Instruments Corporation and various management positions at Hewlett-Packard. Mr. Simmons holds a B.S. degree in Applied Physics from California Institute of Technology and an M.B.A. from Harvard Business School.

    MR. MOSTYN joined the Company in November 1996 as Vice President of Engineering. From 1992 to 1996, he was the Director of RF and Analog Engineering and later the Director of Engineering, Network Systems Division of MicroUnity, Inc., a communications products start-up company. Prior to that, he spent 10 years with Harris Corporation in engineering management positions. Mr. Mostyn holds a B.A. and M.A. in physics from Cambridge University, England.

    DR. SIMON joined the Company in October 1990 as Senior Scientist and served as Director of Research and Development from March 1991 to January 1993 and as Vice President, Marketing and Development from January 1993 to November 1994 and Vice President, Technology Programs and Investor Relations from November 1994 to November 1995 and Vice President, Technology Programs since November 1995. From January 1985 to October 1990, he held a variety of scientific and managerial positions at TRW, where he headed TRW's Superconductivity Research Department's high-temperature superconductivity program and managed TRW's internal research and development program on high-temperature superconductive electronics. Dr. Simon holds a B.S. in Physics from Pomona College and an M.S. and a Ph.D. in Physics from the University of California, Los Angeles.

    DR. SHOCH has served as Chairman of the Board of the Company since its inception in 1987. As a founder of Conductus, Dr. Shoch served as President from 1987 to 1988. Since 1985, he has been a general partner of AMC Partners 84, which is the general partner of Asset Management Associates 1984, a venture capital investment fund and a principal stockholder of the Company. Dr. Shoch holds a B.S. in political science and an M.S. and Ph.D. in computer science from Stanford University.

    MR. COOPER has served as director of the Company since January 1995. Since 1992, Mr. Cooper has served as Chairman and Chief Executive Officer of ArrayComm, Inc., a company he co-founded that manufacturers intelligent antennas for wireless applications. Previously he was co-founder, Chairman, Chief Executive Officer and President of Cellular Business Systems, Inc., a provider of management information software to the cellular industry that was purchased by Cincinnati Bell in 1983. Mr. Cooper worked for 29 years at Motorola Inc., where he started out as a Senior Development Engineer in 1954 and advanced to Corporate Director of Research and Development in 1983. Mr. Cooper earned a B.S. and M.S. in Electrical Engineering from the Illinois Institute of Technology.

    MR. JANOWIAK has served as Director of the Company since December 1996. Since 1982, he has served as the Executive Director of the International Engineering Consortium. Prior to that, he was President of Federal Signal Corporation's Signal Group, a provider of public safety products and systems. Mr. Janowiak also held positions with ITT Research and Rockwell, where he advanced to Vice-President, General Manager of the Information Products Division. Mr. Janowiak earned a B.S.E.E. from the University of Illinois, an M.S.E.E. from Illinois Institute of Technology and an M.B.A. from the University of Chicago.

    MR. KAPLAN has served as Director of the Company since July 1996. Since 1997, Mr. Kaplan has served as an Executive Vice-President of Pacific Telesis Group. Prior to that he was President--Network Services Group of Pacific Bell, and its successor, Pacific Telesis, for 38 years in various senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.

    There are no family relationships among executive officers or directors of the Company.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION
                             EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of its other four most highly compensated executive officers whose earned compensation was in excess of $100,000 for services rendered in all capacities to the Company for the fiscal year ended December 31, 1998 (collectively, "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                              -----------------------
                                                                      ANNUAL COMPENSATION             AWARDS
                                                                   -------------------------  -----------------------
                                                                      SALARY                        SECURITIES
NAME AND PRINCIPAL POSITION                               YEAR        ($)(1)      BONUS ($)    UNDERLYING OPTIONS(#)
------------------------------------------------------  ---------  ------------  -----------  -----------------------
Charles E. Shalvoy....................................       1998   $  185,929    $      --(2)          275,000(3)
President and CEO                                            1997      197,088       11,000                 --
                                                             1996      185,682       64,600                 --

James J. Daley........................................       1998      154,877           --(2)           80,000(4)
Vice President                                               1997       43,753(5)      8,000                --
                                                             1996           --           --                 --

Ainslie Mayberry......................................       1998      165,360           --              8,479
Acting Chief Financial Officer                               1997        3,995(6)         --                --
                                                             1996           --           --                 --

Graham Y. Mostyn......................................       1998      130,152           --(2)           75,000(7)
Vice President                                               1997      140,004       18,000             60,000(8)
                                                             1996       15,616(9)     10,000            60,000

Randy W. Simon, Ph.D..................................       1998      120,850           --(2)           30,000(10)
Vice President                                               1997      125,908        5,000             60,000(11)
                                                             1996      113,698       23,664             20,000

------------------------

(1) Salary includes amounts deferred pursuant to the Company's 401(k) Plan.

(2) Bonuses for fiscal year 1998 have not been determined.

(3) Includes options granted for 225,000 shares in exchange for cancellation of an equal number of shares under a repricing program.

(4) Includes options for 80,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(5) Mr. Daley commenced employment in September 1997 and ceased employment in November 1998.

(6) Ms. Mayberry commenced service in November 1997 and ceased service in November 1998.

(7) Includes options for 60,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(8) Includes options for 60,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(9) Mr. Mostyn commenced employment in November 1996.

(10) Includes options for 20,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

(11) Includes options for 40,000 shares granted in exchange for cancellation of an equal number of shares under a repricing program.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended December 31, 1998. No stock appreciation rights were granted for the fiscal year ended December 31, 1998.

                                     INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------
                                       NUMBER OF     PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT
                                      SECURITIES    TOTAL OPTIONS                                ASSUMED RATES OF STOCK PRICE
                                      UNDERLYING     GRANTED TO      EXERCISE                   APPRECIATION FOR OPTION TERM(1)
                                        OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   -----------------------------------
NAME                                  GRANTED (#)  FISCAL YEAR(2)     ($/SH)        DATE       0% ($/SH)     5% ($)     10% ($)
------------------------------------  -----------  ---------------  -----------  -----------  -----------  ----------  ----------
Charles E. Shalvoy..................       8,334            0.9%     $    3.63     10/24/06           --   $   15,597  $   37,914
                                          41,666            4.4           3.63     10/24/06           --       77,977     189,551
                                         130,910(3)         13.9          3.63     06/06/04           --      165,999     378,082
                                          84,090(3)          8.9          3.63     06/06/04           --      106,629     242,861
                                          10,000(3)          1.1          3.63     06/06/04           --       12,680      28,881
James J. Daley......................      80,000(3)          8.5          3.63     09/15/07           --      169,304     422,049
Ainslie Mayberry....................       2,225            0.2              0     05/06/08    $    4.00       14,498      23,084
                                           1,429            0.2              0     06/10/08         3.06        7,130      11,353
                                             930            0.1              0     08/14/08         3.06        4,640       7,389
                                           1,197            0.1              0     10/01/08         2.25        4,387       6,986
                                           2,698            0.3              0     11/25/08         1.56        6,869      10,938
Graham Y. Mostyn....................      15,000            1.6           3.81     04/16/08           --       35,965      91,142
                                          60,000(3)          6.4          3.63     11/05/06           --      112,818     274,497
Randy W. Simon, Ph.D................      10,000            1.1           3.81     04/16/08           --       23,977      60,761
                                          20,000(3)          2.1          3.63     01/23/07           --       38,775      94,917

------------------------

(1) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

(2) Options covering 941,796 shares of the Company's Common Stock were granted in fiscal year 1998.

(3) Each option was granted April 13, 1998 in exchange for an option previously granted covering the same number of shares with the per share exercise price of $5.50 for Mr. Shalvoy's options and $6.50 for Messrs. Mostyn's and Simon's options (each, "Original Option"). Each option will be unvested until April 13, 1999, whereupon each option will be vested to the extent provided in the vesting schedule applicable to the Original Option, with the original vesting commencement date.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information concerning option exercises and option holdings at the end of the 1998 fiscal year with respect to the Named Officers. No SARs were exercised during the 1998 fiscal year, nor were any SARs outstanding at the end of such fiscal year.

                                                                                    NUMBER OF SECURITIES
                                                                                                           VALUE OF UNEXERCISED
                                                                                         UNDERLYING
                                                                                    UNEXERCISED OPTIONS   IN-THE- MONEY OPTIONS
                                                           SHARES                      AT FISCAL YEAR     AT FISCAL YEAR END(2)
                                                          ACQUIRED        VALUE          END(1) (#)                ($)
                                                         ON EXERCISE    REALIZED    --------------------  ----------------------
NAME                                                         (#)           ($)       VESTED    UNVESTED    VESTED     UNVESTED
------------------------------------------------------  -------------  -----------  ---------  ---------  ---------  -----------
Charles E. Shalvoy....................................           --            --      21,666    253,334          0           0
James J. Daley(3).....................................           --            --           0          0          0           0
Ainslie Mayberry(3)...................................        8,479     $  23,036           0          0          0           0
Graham Y. Mostyn......................................           --            --           0     75,000          0           0
Randy W. Simon, Ph.D..................................           --            --      60,244     40,256  $  38,955   $     188

------------------------

(1) The options are immediately exercisable, but any shares purchased under the options will be subject to vesting requirements and may be repurchased at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares.

(2) Calculated on the basis of the fair market value of the Common Stock on December 31, 1998 of $1.56 per share, as reported on the Nasdaq National Market, minus the exercise price.

(3) Mr. Daley and Ms. Mayberry ceased service in November 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN
  CONTROL AGREEMENTS

    None of the Company's executive officers (other than Charles E. Shalvoy) have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board. The Company entered into an agreement with Mr. Shalvoy, the Company's President and Chief Executive Officer, on May 3, 1994, which provides for accelerated vesting of his option shares as if he remained employed for one additional year in the event that his employment is terminated without cause following certain mergers, acquisitions or sales of all or substantially all of the assets of the Company. Under the 1992 Stock Option/Stock Issuance Plan (the "Plan"), upon the occurrence of a merger, reverse merger or sale of all or substantially all of the assets of the Company, outstanding options held by the Chief Executive Officer and the Company's other executive officers will automatically accelerate and may be exercised as fully vested shares, unless such options are assumed by the successor corporation. In addition, the Compensation Committee has the authority as Plan Administrator of the Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers, whether granted under the Plan or any predecessor plan, in the event that a Change in Control (as hereinafter defined) occurs or in the event that their employment were to be terminated (whether involuntarily or through a forced resignation) following a Change in Control. A Change in Control is a hostile takeover of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

TEN-YEAR OPTION/SAR REPRICINGS

    On both April 29, 1997 and April 13, 1998, the Compensation Committee and the Board of Directors established a program under which employees who had elected to surrender those of their options that were above the closing price of the Company's common stock on April 29, 1997 and April 13, 1998, respectively, would receive in exchange new options with an exercise price at the closing price on each such date. The new options would cover the same number of shares as the surrendered options, would have the same status under the tax laws as the surrendered options and would not be exercisable for one year following each option exchange date, until April 29, 1998 and April 13, 1999, respectively, after which they would become exercisable as provided in the original vesting schedule. The repricings were undertaken to attract and retain employees while maintaining relatively low cash compensation. Pursuant to the repricing program, the following table sets forth information concerning repricing of options held by any executive officer during the last ten completed fiscal years:

                                                                                     EXERCISE
                                                        SECURITIES                   PRICE AT
                                                        UNDERLYING   MARKET PRICE     TIME OF                 LENGTH OF ORIGINAL
                                                        NUMBER OF     OF STOCK AT    REPRICING                    OPTION TERM
                                                         OPTIONS        TIME OF         OR           NEW       REMAINING AT DATE
                                                       REPRICED OR   REPRICING OR    AMENDMENT    EXERCISE      OF REPRICING OR
NAME                                          DATE     AMENDED (#)   AMENDMENT ($)      ($)       PRICE ($)     AMENDMENT (YRS)
------------------------------------------  ---------  ------------  -------------  -----------  -----------  -------------------
Charles E. Shalvoy........................   04/13/98      130,910     $    3.63     $    5.50    $    3.63              6.2
                                             04/13/98       84,090          3.63          5.50         3.63              6.2
                                             04/13/98       10,000          3.63          5.50         3.63              6.2
James J. Daley............................   04/13/98       80,000          3.63          5.38         3.63              9.4
Ainslie Mayberry..........................         --           --            --            --           --               --
Graham Y. Mostyn..........................   04/13/98       60,000          3.63          6.50         3.63              8.7
                                             04/29/97       60,000          6.50          8.00         6.50              9.5
Randy W. Simon, Ph.D......................   04/13/98       20,000          3.63          6.50         3.63              8.8
                                             04/29/97       20,000          6.50         11.50         6.50              8.9
                                             04/29/97       20,000          6.50          8.38         6.50              9.8

                              CERTAIN TRANSACTIONS

    In October 1988, Conductus entered into a five-year Coordinated Research Program Agreement with Hewlett Packard ("H-P"). In June 1993, Conductus and H-P modified this agreement by entering into a new five-year agreement (the "Current H-P Agreement"). In addition, H-P has made a total equity investment of $6,230,000 in Conductus and beneficially owns more than 5% of the Company's Stock.

    The Current H-P Agreement requires Conductus and H-P to exchange reviews and assessments of Conductus' technical and applications developments, particularly with respect to their potential application to H-P's product lines. H-P has the right to appoint an H-P employee (the "H-P Member") as a member of the Company's Scientific Advisory Board. H-P will jointly own with Conductus any invention by the H-P Member acting pursuant to the Current H-P Agreement or using the Company's confidential information.

    The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interest of the Company), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

    In September 1998, the Company issued a total of 2,461,227 shares of Series B Preferred Stock, and an equal number of Warrants to purchase shares of Series B Preferred Stock, for a total of $6,645,312.90. Each share and corresponding warrant was issued for $2.70 with $0.03 of said purchase price being allocated to the warrant. Mr. Grimes, a holder of more than 5% of the Company's outstanding capital stock, purchased 244,444 shares and an equal number of warrants. Entities affiliated with Asset Management Associates 1984, a holder of more than 5% of the Company's outstanding capital stock, purchased 1,296,300 shares and an equal number of warrants. John F. Shoch, Chairman of the Board, is a general partner of AMC Partners 84, the general partner of Asset Management Associates 1984.

                PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

    The following table sets forth, as of December 1, 1998, certain information regarding beneficial ownership of the Company's Common Stock, as adjusted to reflect the sale of Shares offered hereby by (i) each person who is known by the Company to own beneficially more than five percent of either the Company's Common Stock or the Company's Series B Preferred Stock, (ii) each of the Company's directors, (iii) each of the Named Officers, (iv) all current officers and directors as a group, and (v) each Selling Stockholder. The Shares are being registered to permit public secondary trading of the Shares, and each of the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

    The Shares to be offered by the Selling Stockholders will be acquired through exercise of their Warrants to purchase Common Stock and conversion of their shares of Series B Preferred Stock into shares of Common Stock. The Warrants and Series B Preferred Stock were issued in September 1998, under an exemption from the registration requirements of the Securities Act. The Selling Stockholders represented to the Company that they were acquiring such securities for investment and with no present intention of distributing such securities.

    The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-1, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately negotiated transactions. The Company has agreed to use its best efforts to keep such Registration Statement effective until September 22, 2000, or, if earlier, the date that all Shares have been sold.

                                                                  SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                                OWNED PRIOR TO OFFERING                     OWNED AFTER THE OFFERING
                                                                          (1)                                         (1)
                                                                -----------------------                     ------------------------
                                                                NUMBER OF                NUMBER OF SHARES    NUMBER OF
NAME (AND ADDRESS OF SELLING STOCKHOLDER)                         SHARES      PERCENT      BEING OFFERED      SHARES       PERCENT
--------------------------------------------------------------  ----------  -----------  -----------------  -----------  -----------
Entities Affiliated with Asset Management Associates (2)......   1,907,141        19.3%       1,555,560        351,581          3.6%
  2275 East Bayshore Road, Suite 150
  Palo Alto, CA 94303
Charles L. Grimes (3).........................................     913,332         9.5          293,332        620,000          6.4
  P.O. Box 136
  Mendenhall, PA 19357-0136
Hewlett-Packard Company.......................................     558,212         5.8                0        558,212          5.8
  3000 Hanover Street
  Palo Alto, CA 94304
John F. Shoch (4).............................................   1,722,731        17.5        1,333,338        389,393          3.9
  2274 East Bayshore Road, Suite 150
  Palo Alto, CA 94303
Martin Cooper (5).............................................      24,000           *                0         24,000            *
Robert Janowiak (6)...........................................      21,000           *                0         21,000            *
Martin Kaplan (7).............................................      26,500           *                0         26,500            *
Charles E. Shalvoy (8)........................................      96,907         1.0                0         96,907          1.0
James J. Daley................................................           0          --                0              0           --
Ainslie Mayberry..............................................       8,479           *                0          8,479            *
Graham Y. Mostyn (9)..........................................      15,000           *                0         15,000            *
Randy W. Simon (10)...........................................      84,751           *                0         84,751            *
                                                                 2,134,368        20.9        1,333,338        801,030          7.8
All directors and executive officers as a group (9 persons)
  (11)........................................................
Tony DiBona (12)..............................................   1,165,178        11.9        1,164,678            500            *
  2275 East Bayshore Road, Suite 150
  Palo Alto, CA 94303
Banner Partners Minaret, L.P. (13)............................     152,400         1.6          152,400              0           --
  c/o Bryan E. Edwards
  150 Isabella Avenue
  Atherton, CA 94027

                                                                  SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                                OWNED PRIOR TO OFFERING                     OWNED AFTER THE OFFERING
                                                                          (1)                                         (1)
                                                                -----------------------                     ------------------------
                                                                NUMBER OF                NUMBER OF SHARES    NUMBER OF
NAME (AND ADDRESS OF SELLING STOCKHOLDER)                         SHARES      PERCENT      BEING OFFERED      SHARES       PERCENT
--------------------------------------------------------------  ----------  -----------  -----------------  -----------  -----------
William H. Draper, III Revocable Trust (14)...................      13,200           *           13,200              0           --
  William H. Draper
  91 Tallwood Court
  Atherton, CA 94027
Fred Gibbons (15).............................................      26,400           *           26,400              0           --
  11800 Murietta Lane
  Los Altos Hills, CA 94022
Micro Cap Partners, L.P. (16).................................     134,400         1.4          134,400              0           --
  c/o Palo Alto Investors, Inc.
  470 University Avenue
  Palo Alto, CA 94301
TIFF Investment Program, Inc. (17)............................     120,000         1.2          120,000              0           --
  c/o Investors Bank & Trust
  P.O. Box 9130
  Boston, MA 02117
D&S Vending, Inc. (18)+.......................................      13,320           *           13,320              0           --
Eaglebrook School (19)+.......................................      22,200           *           22,200              0           --
Norman Miller, M.D. (19)+.....................................      22,200           *           22,200              0           --
Joe Antrium (20)+.............................................      11,160           *           11,160              0           --
Philip Klaus, Jr. (20)+.......................................      11,160           *           11,160              0           --
                                                                    44,400           *           44,400              0           --
J. Read Branch, Jr. and Janet D. Branch (21)+.................
Elizabeth O. Dennis and O. D. Dennis, Jr. (22)+...............      55,560           *           55,560              0           --
Janet J. Dennis (20)+.........................................      11,160           *           11,160              0           --
Richard J. Clark                                                    22,200           *           22,200              0           --
  and Linda S. Clark (19)+....................................
Martin L. Brill (20)+.........................................      11,160           *           11,160              0           --
Anthony F. Markel August 1998 GRAT (20)+......................      11,160           *           11,160              0           --
Robert F. Mizell (20)+........................................      11,160           *           11,160              0           --
George A. Trivette and Janet H. Trivette (23)+................      26,640           *           26,640              0           --
Coleman Wortham (24)+.........................................      60,000           *           60,000              0           --
E. Bryson Powell, III (19)+...................................      22,200           *           22,200              0           --
Grace Associates (20)+........................................      44,400           *           44,400              0           --
David A. Wright and Carrie H. McAllister (25)+................      15,600           *           15,600              0           --
Doris E. Wright (20)+.........................................      11,160           *           11,160              0           --
Robert C. Fitzwilson (26)#....................................      80,855           *           55,555         25,300            *
Susan Jackson (26)#...........................................     111,555         1.2           55,555         56,000            *
Claude J. and Sandra P. Gaubert and affiliated trusts (27)#...     160,107         1.7          111,107         49,000            *

------------------------

*   Less than 1%

+   c/o Davenport & Company LLC
    901 East Cary Street
    Richmond, VA 23219

#  c/o Portola Group
    Suite 2-145
    3000 Sand Hill Road
    Menlo Park, CA 94025

(1) Based on 9,605,347 shares of Common Stock outstanding as of December 1, 1998 (assuming the conversion of all shares of Series B Preferred Stock into Common Stock). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership figures reflect the exercise of all warrants and the conversion of all Series B Preferred Stock into Common Stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 20, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock. Unless otherwise indicated in the table above, the address of each of the individuals listed in the table is Conductus, Inc., 969 W. Maude Avenue, Sunnyvale, California 94086. See "Description of Capital Stock."

(2) Includes 529,361 shares held by Asset Management Associates 1984, assuming the conversion of 148,150 shares of Series B Preferred Stock to Common Stock and the exercise of warrants to purchase 29,630 shares of Common Stock. Includes 1,155,558 shares held by Asset Management Associates 1996, L.P., assuming the conversion of 962,965 shares of Series B Preferred Stock to Common Stock and the exercise of warrants to purchase 192,593 shares of Common Stock. Includes 222,222 shares held by Asset Management Partners, assuming the conversion of 185,185 shares of Series B Preferred Stock to Common Stock and the exercise of warrants to purchase 37,037 shares of Common Stock. AMC Partners 1996, L.P., is the general partner of Asset Management Associates 1996, L.P. Dr. Shoch, the Chairman of the Board, Craig Taylor, Franklin P. Johnson, Jr. and W. Ferrell Sanders are the general partners of AMC Partners 1996, L.P. and AMC Partners 1984. Douglas E. Kelley and Tony DiBona are general partners of AMC Partners 1996, L.P. Franklin P. Johnson, Jr., is the general partner of Asset Management Partners. Dr. Shoch and Messrs. Sanders, Kelley, DiBona, Johnson and Taylor disclaim beneficial ownership of any such shares except to the extent of their pecuniary interests therein.

(3) Assumes the exercise of warrants to purchase 48,888 shares of Common Stock and the conversion into Common Stock of 244,444 shares of Series B Preferred Stock.

(4) Includes 31,812 shares held in the form of immediately exercisable options, some of which are subject to a repurchase right in favor of the Company. Includes 529,361 shares held by Asset Management Associates 1984, assuming conversion of its Series B Preferred Stock into Common Stock and exercise of its warrants to purchase Common Stock, and 1,155,558 shares held by Asset Management Associates 1996, L.P., assuming conversion of its Series B Preferred Stock into Common Stock and exercise of its warrants to purchase Common Stock. Mr. Shoch disclaims beneficial ownership, except to the extent of his pecuniary interests, in all shares held by Asset Management Associates 1984 and Asset Management Associates 1996, L.P. See Note (2).

(5) Includes 24,000 shares held in the form of immediately exercisable options, some of which are subject to a repurchase right in favor of the Company.

(6) Includes 21,000 shares held in the form of immediately exercisable options, some of which are subject to a repurchase right in favor of the Company.

(7) Includes 24,000 shares held in the form of immediately exercisable options, some of which are subject to a repurchase right in favor of the Company.

(8) Includes 40,307 shares held in the Shalvoy Family Trust, 6,600 shares held in trust for minor children and 50,000 shares held in the form of immediately exercisable options, some of which are subject to a repurchase right in favor of the Company.

(9) Includes 15,000 shares held in the form of immediately exercisable options, all of which are subject to a repurchase right in favor of the Company that will lapse in a series of installments so long as Mr. Mostyn remains in the service of the Company.

(10) Includes 79,546 shares held in the form of immediately exercisable options, some of which are subject to a repurchase right in favor of the Company.

(11) Includes 374,358 shares in the form of immediately exercisable options, some of which are subject to a right of repurchase in the Company. See Notes
    (4), (5), (6), (7), (8), (9) and (10).

(12) Includes 1,155,558 shares held by Asset Management Associates 1996, L.P., assuming the conversion of 962,965 shares of Series B Preferred Stock to Common Stock and the exercise of warrants to purchase 192,593 shares of Common Stock. Mr. DiBona disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. See Note (2).

(13) Assumes the conversion of 127,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 25,400 shares of Common Stock.

(14) Assumes the conversion of 11,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 2,200 shares of Common Stock.

(15) Assumes the conversion of 22,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 4,400 shares of Common Stock.

(16) Assumes the conversion of 112,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 22,400 shares of Common Stock.

(17) Assumes the conversion of 100,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 20,000 shares of Common Stock.

(18) Assumes the conversion of 11,100 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 2,220 shares of Common Stock.

(19) Assumes the conversion of 18,500 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 3,700 shares of Common Stock.

(20) Assumes the conversion of 9,300 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 1,860 shares of Common Stock.

(21) Assumes the conversion of 37,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 7,400 shares of Common Stock.

(22) Assumes the conversion of 46,300 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 9,260 shares of Common Stock.

(23) Assumes the conversion of 22,200 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 4,440 shares of Common Stock.

(24) Assumes the conversion of 50,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 10,000 shares of Common Stock.

(25) Assumes the conversion of 13,000 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 2,600 shares of Common Stock.

(26) Assumes the conversion of 46,296 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 9,259 shares of Common Stock.

(27) Assumes the conversion of 92,591 shares of Series B Preferred Stock into Common Stock and the exercise of warrants to purchase 18,516 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John F. Shoch, who became a member of the Compensation Committee of the Board of Directors in May 1993, is a general partner of AMC Partners 84, which is the general partner of Asset Management Associates 1984, the beneficial owner of more than five percent of the Company's Common Stock. Mr. Shoch is also a general partner of Asset Management Partners 1996, L.P., which is the general partner of Asset Management Associates 1996, L.P., the beneficial owner of more than five percent of the Company's Common Stock. Dr. Shoch served as Chief Executive Officer of the Company from September 1987 until October 1988.

1992 STOCK OPTION/STOCK ISSUANCE PLAN

    Under the Company's 1992 Stock Option/Stock Issuance Plan (the "Plan"), as amended, a total of 2,080,000 shares of common stock are authorized for issuance under the Plan. If any options granted under the Plan are forfeited or terminate for any other reason without having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants under the Plan. If shares granted or purchased under the Plan are forfeited, then those shares will also become available for additional grants under the Plan.

    The Plan is divided into three separate components:

    - The discretionary option grant program;

    - The automatic option plan program; and

    - The stock issuance program.

    The maximum number of option shares and direct stock issuances that may be granted to a single person in a calendar year is 750,000 shares.

    Under the discretionary option grant program, eligible individuals, including officers and non-employee Board Members, may be granted incentive options or nonstatutory options. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the common stock of the Company on date of grant. The exercise price of nonstatutory options granted under the Plan must be at least equal to 85% of the fair market value of the common stock on date of grant.

    Under the automatic option grant program, non-employee Board members automatically receive nonstatutory options to purchase shares of the Company's common stock. At the time that each non-employee Board member first becomes a non-employee Board member, he or she is automatically granted at the time of such initial election or appointment an option to purchase 15,000 shares of common stock. The options are immediately exercisable, subject to the Company's repurchase right which lapses with respect to 20% of the option shares upon completion of 12 months of Board service from the date of grant, and the remainder of the option shares in 48 equal monthly installments. Additionally, at each annual stockholders meeting, non-employee Board members who have served at least 90 days will receive an option to purchase 3,000 shares of Common Stock. This annual grant vests as to 1/3 of the option shares upon completion of 12 months of service and the remainder of the option shares in two equal annual installments.

    Under the stock issuance program eligible individuals are allowed to purchase shares of the Company's common stock at fair market value or for such consideration as the Compensation Committee deems advisable. Options granted under the Plan may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for fully vested shares in one or more installments over the participant's period of service. Shares issued under the stock issuance program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of future service or to the attainment of designated performance goals.

    No option may be granted with a term exceeding ten years. However, each such option may be subject to earlier termination within a designated period following the optionee's cessation of service with the Company. In 1992, the Company issued options at below fair market value, resulting in a compensation charge of $295,000, which is being amortized to the statement of operations over the vesting period of the related options. As of September 30, 1998, this entire balance had been amortized to the Statement Of Operations.

    Upon the occurrence of a merger, reverse merger or sale of all or substantially all of the assets of the Company, outstanding options will automatically accelerate and may be exercised as fully vested shares, unless such options are assumed by the successor corporation. In addition, the Compensation Committee has the authority as Plan Administrator of the Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options, whether granted under the Plan or any predecessor plan, in the event that a Change in Control (as hereinafter defined) occurs or in the event that their employment were to be terminated (whether involuntarily or through a forced resignation) following a Change in Control. A Change in Control is a hostile takeover of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

    Options granted under the automatic option grant program will fully accelerate upon the occurrence of a Change in Control, merger, reverse merger or sale of all or substantially all of the assets of the Company.

    A summary of the status of the Company's stock option plans as of September 30, 1998 and December 31, 1997 and 1996 and changes during the years ending on these dates is presented below:

                                                                                   OPTIONS OUTSTANDING
                                                       ---------------------------------------------------------------------------
                                                       AVAILABLE FOR
                                                        GRANT UNDER                                                 WEIGHTED AVG.
                                                        OPTION PLAN     SHARES            PRICE PER SHARE          EXERCISE PRICE
                                                       -------------  ----------  -------------------------------  ---------------
Balance, December 31, 1995...........................       279,038    1,022,308  $    0.16      -           7.25     $    4.04
Additional shares authorized.........................       300,000                              -
Granted..............................................      (528,000)     528,000       6.50      -          15.25          9.57
Exercised............................................                    (57,311)      0.16      -           7.25          2.08
Canceled.............................................       107,815     (107,815)      0.45      -          11.50          6.09
                                                       -------------  ----------                  ---------------         -----
Balance, December 31, 1996...........................       158,853    1,385,182  $    0.16      -          15.25     $    6.07
Additional shares authorized.........................       200,000                              -
Granted..............................................      (644,000)     644,000       3.44      -           8.38          6.31
Exercised............................................                   (137,000)      0.16      -           6.38          2.79
Canceled.............................................       806,495     (806,495)      0.45      -          15.25          7.98
                                                       -------------  ----------                  ---------------         -----
Balance December 31, 1997............................       521,348    1,085,687  $    0.45      -          13.00     $    4.68
Additional shares authorized.........................             0
Granted..............................................      (776,901)     776,901  $    0.00      -           4.25          4.26
Exercised............................................                    (96,707) $    0.00      -           0.88          0.61
Canceled.............................................       666,722     (666,722) $    0.88      -          13.00          5.87
                                                       -------------  ----------                  ---------------         -----
Balance, September 30, 1998..........................       411,169    1,099,159  $    0.00      -          13.00     $    3.50
                                                       -------------  ----------                  ---------------         -----
                                                       -------------  ----------                  ---------------         -----

EMPLOYEE STOCK PURCHASE PLAN

    In July 1994, the Employee Stock Purchase Plan (the "ESPP") was adopted by the Company's Board of Directors. A total of 350,000 shares of common stock are authorized for issuance under the ESPP as of December 31, 1998. The ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code, has been implemented through a series of offering periods, each with a maximum duration of twelve months, commencing on August 1, 1994, with purchases generally occurring at six-month intervals. The ESPP is administered by the Compensation Committee of the Board. Employees are eligible to participate if they are employed by the Company for at least 20 hours per week for more than 5 months per calendar year and have been employed by the Company for at least ninety days. The ESPP permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, nor more than 2,500 shares per participant on any purchase date. The price of stock purchased under the ESPP will be 85% of the lower of the fair market value of the Common Stock at the beginning of the offering or on the semi-annual purchase date. Employees may end their participation in the offering at any time during the purchase period, and participation ends automatically on termination of employment with the Company. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation unless assumed by the acquiring corporation. The Board may amend or terminate the ESPP immediately after the close of any purchase period. However, the Board may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance or materially modify the eligibility requirements for participation or the benefits available to participants. During 1998 and 1997 employees purchased 16,538 and 50,686 shares for a total of approximately $50,959 and $381,606, respectively. At September 30, 1998, 123,138 shares were available for future grants under the ESPP.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, $0.0001 par value, and 5,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

    As of December 1, 1998, there were 7,144,120 shares of Common Stock outstanding that were held of record by approximately 77 stockholders. There will be 10,213,363 shares of Common Stock outstanding (assuming no exercise after December 1, 1998 of outstanding options) after giving effect to the sale of the shares of Common Stock to the public offered hereby and the conversion of the Company's Preferred Stock into Common Stock at a one-to-one ratio.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon conversion of the outstanding Preferred Stock will be fully paid and nonassessable.

PREFERRED STOCK

    Conductus' Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to cause Conductus to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Conductus without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. In connection with the Rights Agreement, Conductus has authorized a series of 50,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock. At present, Conductus has no plans to issue any of the Series A Junior Participating Preferred Stock. See "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law-- Preferred Stock Rights Plan."

    As of December 1, 1998, there were 4,500,000 shares of Series B Preferred Stock authorized and 2,461,227 shares of Series B Preferred Stock outstanding that were held of record by approximately 35 stockholders. All outstanding shares of Series B Preferred Stock are fully paid and nonassessable.

    DIVIDENDS. The holders of the Series B Preferred Stock shall be entitled to receive cumulative dividends on each March 31, June 30, September 30, and December 31 following the date of issuance of such Series B Preferred Stock at the rate of $0.162 PER ANNUM. Cumulative dividends shall be paid upon conversion of the Series B Preferred Stock or upon the liquidation or dissolution of the Company including deemed liquidations as set forth below.

    LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company the holders of each share of Series B Preferred Stock shall be entitled to receive prior and in preference to the holders of the Common Stock, a per share amount equal to two dollars seventy cents ($2.70). After the payment o the Preferred Liquidation Preferences to the holders of the Series B Preferred Stock, the remaining assets shall be distributed ratably to the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed a liquidation.

    CONVERSION. Holders of Series B Preferred Stock will have the right beginning in March 1999 to convert such shares into shares of Common Stock, subject to anti-dilution adjustments described more fully below. Each share of Preferred Stock shall automatically be converted into Common Stock, at the then applicable conversion price at the election of holders of two-thirds of such Series B Preferred Stock.

    ANTI-DILUTION ADJUSTMENTS. Each share of Series B Preferred Stock shall initially be convertible into one share of Common Stock. The number of shares of Common Stock into which shares of a given series of Preferred Stock is convertible will be subject to adjustment in the following circumstances: (i) any issuance of additional stock for consideration per share less that the conversion price for such series of Preferred Stock, (ii) any subdivision or combination of the outstanding shares of Common Stock, (iii) any distribution by the Company of (A) a Common Stock dividend, (B) other distribution payable in Common Stock, or (C) a distribution payable in securities of the Company other than shares of Common Stock, or (iv) any adjustment of the Common Stock issuable upon the conversion of the Preferred Stock, whether by recapitalization, reclassification or otherwise.

    VOTING. The Series B Preferred Stock will vote together with the Common Stock and not as a separate class, except as specifically required by law or by the Company's Certificate of Incorporation. Each share of Series B Preferred Stock shall have the number of votes equal to the number of shares of Common Stock then issuable upon conversion of such shares of Series B Preferred Stock.

    PROTECTIVE PROVISIONS. The prior consent or approval of the holders of at least two-thirds of the Preferred Stock, voting together as a single class, shall be required for the Company to take specified actions affecting the rights of such holders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS
  AND DELAWARE LAW

    PREFERRED STOCK RIGHTS PLAN

    On January 29, 1998, the Board of Directors of Conductus declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on February 16, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Conductus one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), of Conductus, at a price of $29.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Conductus and Boston EquiServe L.P., as Rights Agent (the "Rights Agent").

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the

Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

    The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date or upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on January 28, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Conductus, in each case, as described below.

    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1000 times the aggregate payment made per share of Common Stock. Each Preferred Share will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the Rights evidenced by this Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date (as such term is defined in the Rights Agreement) acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

    In the event that, at any time after an entity becomes an Acquiring Person, Conductus is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any entity becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If Conductus does not have a sufficient number of shares of Common Stock to satisfy such obligation to issue Common Stock, or if the Board of Directors so elects, Conductus shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Stock issuable upon exercise of a Right; provided that, if Conductus fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase Common Stock and (y) the date on which Conductus, right to redeem the Rights expires, Conductus must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Stock (to the extent available) and cash equal in value to the difference between the value of the Common Stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.

    At any time after any entity becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding shares of Common Stock, the Board of Directors of Conductus may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of Conductus, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the time any entity becomes an Acquiring Person, the Board of Directors of Conductus may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of Conductus without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Conductus, including, without limitation, the right to vote or to receive dividends.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Conductus without conditioning the offer on the Rights being redeemed. However, the Rights should not interfere with any tender offer or merger approved by Conductus because the Rights may be redeemed by the Board of Directors at any time prior to such time as any entity becomes an Acquiring Person.

    CERTIFICATE OF INCORPORATION AND BYLAWS

    The Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. This provision of the Certificate of Incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. This provision is intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. This provision is designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provision also is intended to discourage certain tactics that may be used in proxy fights. However, such provision could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, it also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provision also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Boston EquiServe L.P., and its telephone number is (617) 575-2000.

                                 LEGAL MATTERS

    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, will pass upon the validity of the Common Stock offered hereby for the Company.

                                    EXPERTS

    The balance sheets as of December 31, 1996 and 1997, and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibit.

    The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-900-SEC-0330. You may obtain copies of all or any part of the Registration Statement from the Commission after paying the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Financial Statements:

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Stockholders' Equity.........................................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Conductus, Inc.:

    We have audited the accompanying balance sheets of Conductus, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conductus, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

    Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 9, 1998, except for Notes 1 and 17, as to which the date is April 27, 1998, the Company, as discussed in Note 18, has continued to experience operating losses that have adversely affected the Company's reported results of operations for the nine months ended September 30, 1998. Note 1 describes management's plans to address these issues.

PricewaterhouseCoopers LLP
San Jose, California

February 9, 1998, except for Notes
1 and 17, as to which the date is
April 27, 1998 and Note 18, as to
which the date is January 4, 1999

                                CONDUCTUS, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,           SEPTEMBER 30,
                                                                    ------------------------------  -------------
                                                                         1996            1997           1998
                                                                    --------------  --------------  -------------

                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $    1,119,991  $    2,111,560     4,506,566
  Restricted cash equivalent......................................              --         500,000            --
  Short-term investments..........................................       6,516,401         556,633            --
  Accounts receivable (net of allowance for doubtful accounts of
    $50,000, $248,232 and $292,635 for 1996, 1997 and 1998).......       3,756,586       2,055,255     1,315,444
  Inventories.....................................................       1,220,873         610,367       872,619
  Prepaid expenses and other current assets.......................         397,556         139,479       108,270
                                                                    --------------  --------------  -------------
    Total current assets..........................................      13,011,407       5,973,294     6,802,899
  Property and equipment, net.....................................       2,941,685       2,700,594     2,221,859
  Other assets....................................................         127,763          87,762        82,266
                                                                    --------------  --------------  -------------
    Total assets..................................................  $   16,080,855  $    8,761,650     9,107,024
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------
LIABILITIES
Current liabilities:
  Current portion of long-term debt...............................  $    1,119,330  $    1,547,507       978,625
  Accounts payable................................................       1,710,762       1,539,590       822,178
  Other accrued liabilities.......................................       1,045,916       1,063,721       865,194
                                                                    --------------  --------------  -------------
    Total current liabilities.....................................       3,876,008       4,150,818     2,665,997
  Long-term debt, net of current portion..........................       1,021,781         309,681     1,559,626
                                                                    --------------  --------------  -------------
    Total liabilities.............................................       4,897,789       4,460,499     4,225,623
                                                                    --------------  --------------  -------------
Commitments (Note 10)
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value:
  Authorized: 5,000,000 shares
  None issued or outstanding in 1996 or 1997
Series B, $0.0001 par value; Authorized: 4,500,000; Issued and outstanding: 2,461,227 in 1998 (Liquidation value:
  $6,645,321).....................................................              --              --     6,374,511
Common stock, $0.0001 par value:
Authorized: 20,000,000 shares;
  Issued: 6,988,517, 7,013,062 and 7,117,340 in 1996, 1997 and
    1998
  Outstanding: 6,816,143, 7,004,095 and 7,117,340 in 1996, 1997
    and 1998......................................................             683             702           728
  Additional paid-in capital......................................      40,405,381      41,070,636    41,476,772
  Unrealized gain on investments, net.............................           3,808              --            --
Accumulated deficit...............................................     (29,226,806)    (36,770,187)  (42,970,610)
                                                                    --------------  --------------  -------------
    Total stockholders' equity....................................      11,183,066       4,301,151     4,881,401
                                                                    --------------  --------------  -------------
Total liabilities and stockholders' equity........................  $   16,080,855  $    8,761,650     9,107,024
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                      FOR THE NINE MONTHS ENDED
                                             FOR THE YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                        -------------------------------------------  ----------------------------
                                            1995           1996           1997           1997           1998
                                        -------------  -------------  -------------  -------------  -------------

                                                                                             (UNAUDITED)
Revenues:
  Contract............................  $   8,148,189  $   9,690,989  $   7,266,157  $   5,834,080  $   2,808,395
  Product sales.......................      2,433,496      2,851,682      2,187,383      1,662,605        623,675
                                        -------------  -------------  -------------  -------------  -------------
    Total revenues....................     10,581,685     12,542,671      9,453,540      7,496,685      3,432,070
                                        -------------  -------------  -------------  -------------  -------------
Costs and expenses:
  Cost of product sales...............      1,429,516      1,823,622      1,845,413      1,899,203      1,994,417
  Research and development............      9,819,416     11,773,587     10,626,133      7,679,545      4,468,949
  Selling, general and
    administrative....................      3,755,653      4,054,303      4,329,739      3,172,178      2,777,036
  Write-off of property, plan, and
    equipment.........................             --             --        100,000        100,000             --
  Loss on asset sale..................             --             --         51,741             --             --
  Gain on product line disposals......             --             --             --        (93,135)            --
                                        -------------  -------------  -------------  -------------  -------------
    Total costs and expenses..........     15,004,585     17,651,512     16,953,026     12,757,791      9,240,402
                                        -------------  -------------  -------------  -------------  -------------
Loss from operations..................     (4,422,900)    (5,108,841)    (7,499,486)    (5,261,106)    (5,808,332)
Interest income.......................        249,371        262,965        267,492        226,981         56,445
Other income (expense)................        (92,608)        25,042       (108,992)       (63,228)            --
Interest expense......................       (155,515)      (183,138)      (202,395)      (145,787)      (448,536)
                                        -------------  -------------  -------------  -------------  -------------
  Net loss............................  $  (4,421,652) $  (5,003,972) $  (7,543,381) $  (5,243,140) $  (6,200,423)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Basic and diluted loss per share......  $       (0.80) $       (0.80) $       (1.09) $       (0.77) $       (0.88)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Shares used in per share
  calculation.........................      5,543,073      6,263,446      6,896,649      6,853,000      7,077,000
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          ADDITIONAL    SERIES B     UNREALIZED
                                             COMMON        PAID-IN      PREFERRED  GAIN (LOSS) ON   ACCUMULATED
                                              STOCK        CAPITAL        STOCK      INVESTMENTS      DEFICIT       TOTAL
                                           -----------  --------------  ---------  ---------------  ------------  ----------
Balances, January 1, 1995................   $     537    $ 29,414,318          --       (84,762)    ($19,801,182) $9,528,911
Issuance of 224,762 shares of common
  stock to employees.....................          23         133,386                                                133,409
Compensation associated with stock
  options granted........................                      34,528                                                 34,528
Issuance of 101,790 shares of common
  stock to employees under the employee
  stock purchase plan....................          10         453,216                                                453,226
Repurchase of 8,967 shares of common
  stock..................................                         (90)                                                   (90)
Unrealized gain on investments, net......                                                85,388                       85,388
Net loss.................................                                                            (4,421,652)  (4,421,652)
                                                -----   --------------  ---------  ---------------  ------------  ----------
Balances, December 31, 1995..............         570      30,035,358          --           626     (24,222,834)   5,813,720
Issuance of 69,037 shares of common stock
  to employees...........................           7         110,318                                                110,325
Issuance of 1,000,000 shares of common
  stock through secondary offering, net
  of issuance costs......................         100       9,892,107                                              9,892,207
Issuance of 57,848 shares of common stock
  to employees under the employee stock
  purchase plan..........................           6         340,597                                                340,603
Compensation associated with stock
  options granted........................                      27,001                                                 27,001
Unrealized gain on investments, net......                                                 3,182                        3,182
Net loss.................................                                                            (5,003,972)  (5,003,972)
                                                -----   --------------  ---------  ---------------  ------------  ----------
Balances, December 31, 1996..............         683      40,405,381          --         3,808     (29,226,806)  11,183,066
Issuance of 137,000 shares of common
  stock to employees.....................          14         381,592                                                381,606
Issuance of 50,686 shares of common stock
  to employees under the employee stock
  purchase plan..........................           5         247,662                                                247,667
Compensation associated with stock
  options granted........................                      36,001                                                 36,001
Unrealized loss on investments, net......                                                (3,808)                      (3,808)
Net loss.................................                                                            (7,543,381)  (7,543,381)
                                                -----   --------------  ---------  ---------------  ------------  ----------
Balances, December 31, 1997..............         702      41,070,636          --            --     (36,770,187)   4,301,151
Issuance of 2,461,230 shares of preferred
  stock..................................                               6,374,511                                  6,374,511
Issuance of warrants.....................                     268,671                                                268,671
Issuance of 113,245 shares of common
  stock to employees under the employee
  stock purchase plan....................          11         109,866                                                109,877
Compensation associated with stock
  options granted........................                      27,000                                                 27,000
Treasury stock...........................          15             599                                                    614
Net loss.................................                                                            (6,200,423)  (6,200,423)
                                                -----   --------------  ---------  ---------------  ------------  ----------
Balance, September 30, 1998
  (unaudited)............................   $     728    $ 41,476,772   $6,374,511           --     ($42,970,610) $4,881,401
                                                -----   --------------  ---------  ---------------  ------------  ----------
                                                -----   --------------  ---------  ---------------  ------------  ----------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                        FOR THE NINE MONTHS
                                                            FOR THE YEARS ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                       -------------------------------------------  ---------------------------
                                                           1995           1996           1997           1997           1998
                                                       -------------  -------------  -------------  -------------  ------------

                                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................  $  (4,421,652) $  (5,003,972) $  (7,543,381) $  (5,243,140) $ (6,200,423)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
  Depreciation and amortization......................        901,340        925,718        827,071        601,298       684,570
  Compensation associated with stock options
    granted..........................................         34,528         27,001         36,001             --       146,575
  Provision for excess and obsolete inventories......         20,000             --        199,845             --        96,176
  (Gain) loss on disposal of equipment...............             --        (22,922)        51,741             --            --
  Provision for allowance for doubtful accounts......             --             --        198,232             --            --
(Increase) decrease in:
  Accounts receivable................................       (910,573)      (505,439)     1,603,099      1,713,686       739,811
  Inventories........................................       (290,845)      (455,449)      (219,017)       679,594      (358,428)
  Prepaid expenses and other current assets..........       (122,994)      (112,152)       258,077        123,729      (463,295)
  Other assets.......................................         (1,099)       (63,580)        40,001             --       500,000
Increase, (decrease) in:
  Accounts payable and accrued liabilities...........        166,025        314,024       (153,367)      (424,386)     (915,939)
                                                       -------------  -------------  -------------  -------------  ------------
      Net cash used in operating activities..........     (4,625,270)    (4,896,771)    (4,701,698)    (2,549,219)   (5,770,953)
                                                       -------------  -------------  -------------  -------------  ------------
Cash flows from investing activities:
  Proceeds from sales of short-term investments......     40,473,743     44,266,602     39,401,345     20,625,154       556,633
  Purchases of short-term investments................    (36,235,256)   (47,899,357)   (33,445,385)   (17,455,532)           --
  Acquisition of property and equipment..............     (1,568,033)    (1,264,478)      (689,286)      (652,910)     (205,835)
  Net proceeds from sales of assets..................             --         29,196        581,243        168,734            --
                                                       -------------  -------------  -------------  -------------  ------------
      Net cash (used in) provided by investing
        activities...................................      2,670,454     (4,868,037)     5,847,917      2,685,446       350,798
                                                       -------------  -------------  -------------  -------------  ------------
Cash flows from financing activities:
  Proceeds from borrowings...........................      1,432,944      1,229,019        910,132        410,133     4,450,000
  Net proceeds from issuance of common stock.........        586,635     10,343,135        629,273        290,521       225,052
  Repurchase of common stock.........................            (90)            --             --             --            --
  Net proceeds from issuance of preferred stock......             --             --             --             --     6,374,511
  Principal payments under capital lease
    obligations......................................       (143,340)       (37,894)            --             --            --
  Principals payments on long-term debt..............       (153,686)      (921,871)    (1,194,055)      (879,895)   (3,734,402)
                                                       -------------  -------------  -------------  -------------  ------------
      Net cash provided by (used in) financing
        activities...................................      1,722,463     10,612,389        345,350       (179,241)    7,315,161
                                                       -------------  -------------  -------------  -------------  ------------
  Net increase (decrease) in cash and cash
    equivalents......................................       (232,353)       847,581      1,491,569        (43,014)    1,895,006
Cash and cash equivalents at beginning of period.....        504,763        272,410      1,119,991      1,119,991     2,611,560
                                                       -------------  -------------  -------------  -------------  ------------
Cash and cash equivalents at end of period...........  $     272,410  $   1,119,991  $   2,611,560  $   1,076,977  $  4,506,566
                                                       -------------  -------------  -------------  -------------  ------------
                                                       -------------  -------------  -------------  -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                CONDUCTUS, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. FORMATION AND BUSINESS OF THE COMPANY AND BASIS OF PRESENTATION:

    The Company was formed to develop, manufacture and market superconductive electronic devices, circuits and systems for sensor, communications, test and instrumentation, and digital electronics applications. On September 30, 1997, the Company discontinued operation of the Company's Instrument and Systems Division.

SUBSTANTIAL FUTURE CAPITAL NEEDS:

    The Company to date has received limited revenues from product sales and as of March 23, 1998, had cash reserves of approximately $540,000. On March 30, 1998, the Company entered into an agreement to expand its existing bank working capital line of credit from $1,000,000 to $2,000,000, subject to receivables eligibility requirements and certain other restrictions.

    On April 23, 1998, the Company entered into a "bridge" loan credit facility agreement with its bank. The facility provides for borrowings of up to $2,000,000, with interest at the bank's prime rate plus 2.00%. The facility matures in 120 days, but may be paid off sooner at the Company's option. The agreement grants to the bank a warrant to purchase 15,000 shares at $3.625 per share, the closing price for the Company's shares on April 13, 1998.

    The agreement provides for additional warrants to be granted based on the length of time the loan is outstanding, as follows:

       if the loan is outstanding after May 31, 1998, a warrant for an additional 10,000 shares at the May 31, 1998 closing price will be granted.

       if the loan is outstanding after June 30, 1998, a warrant for an additional 25,000 shares at the June 30, 1998 closing price will be granted.

    Borrowings under this facility are collateralized by a first priority security interest in all of the Company's property, including intellectual property rights.

    On April 22, 1998, the Company entered into a lease line of credit commitment with a leasing company. Under the terms of this commitment, the Company will sell certain of its assets to the leasing company and lease the assets back from the leasing company. The amount available under this facility is $2,000,000 with another $500,000 available contingent upon the Company achieving certain financial requirements in the future. The facility grants to the leasing company warrants to purchase up to $125,000 of the Company's stock at a price equal to the average closing bid price for the five days immediately preceding and including April 22, 1998. The effective interest rate would be 13.98%, and there are certain reporting and financial covenants which the company is required to satisfy.

    On April 17, 1998, the Company received a commitment letter from a current stockholder stating that the stockholder is prepared, if necessary, to participate in future financing efforts in the amount of at least $1,500,000. This commitment expires March 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Risk Factors-- Substantial Future Capital Needs," and Note 17 of Conductus, Inc. Notes to Financial Statements, "Subsequent Events."

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. FORMATION AND BUSINESS OF THE COMPANY AND BASIS OF PRESENTATION: (CONTINUED) The Company anticipates that existing sources of liquidity and anticipated revenue, primarily from government contracts, will satisfy the Company's projected working capital and other cash requirements through at least December 1998. There can be no assurance, however, that changes in the Company's plans or other events affecting the Company will not result in the expenditure of such resources before such time.

    There can be no assurance that additional financing will be available on acceptable terms or at all.

    The Company has adopted a plan consisting of the following additional steps to conserve cash and improve its liquidity. The Company has implemented a cost reduction program which will result in immediate headcount reductions of 11 employees and reduced levels of operating expenses, working capital requirements and capital expenditures over the next several quarters. The Company continues to explore and evaluate equity and debt financing alternatives. There can be no assurance that any or all of the measures taken by the Company will provide sufficient liquidity.

    The development of the Company's planned products will require a commitment of substantial additional funds. There can be no assurance that additional financing will be available on acceptable terms or at all. Unless the Company is able to raise significant additional funds, through debt or equity issuances, asset sales or otherwise, the Company will be required to delay, scale-back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the time and cost involved in obtaining any required regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents, successful completion of technological, manufacturing and market requirements, changes in existing research relationships, the availability of funding under government contracts, the ability of the Company to establish collaborative arrangements and the cost of manufacturing scale-up and the amount and timing of future revenues. See "Risk Factors--Substantial Future Capital Needs."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

FISCAL YEAR:

    Prior to January 1998, the Company used a 52-53 week fiscal year ending on the last Friday of the month. For convenience of presentation, the accompanying financial statements have been shown as ending on December 31 of each applicable period. In January 1998, the Company changed to a 52 week fiscal year ending on the last day of the month.

UNAUDITED INTERIM FINANCIAL INFORMATION:

    The accompanying financial statements at September 30, 1998 and for the nine months ended September 30, 1998 and 1997, together with the related notes, are unaudited but include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation, in all material respects, of the financial position and the operating results and cash flows

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) for the interim date and periods presented. Results for the interim period ended September 30, 1998 are not necessarily indicative of results for the entire fiscal year or future periods.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISKS AND CONCENTRATIONS:

    The Company's superconducting products are concentrated in the electronic component industry which is highly competitive and rapidly changing. Revenues for the Company's products are concentrated with a relatively limited number of customers and suppliers for certain components are concentrated among a few providers. In addition, approximately 77% of the Company's total revenues for each of the fiscal years 1995, 1996, and 1997 were for government-related contracts. The development of new technologies or commercialization of superconductive products by any competitor could affect operating results adversely.

CASH, CASH EQUIVALENTS AND INVESTMENTS:

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Investments, which consist primarily of foreign debt, corporate and preferred bonds and commercial paper, are stated at fair market value. Management believes that the financial institutions in which it maintains such deposits are financially sound and, accordingly, minimal credit risk exists with respect to these deposits. Additionally, cash and cash equivalents are held by two major U.S. banks.

    Other financial instruments, principally accounts receivable, leases payable and other borrowings are considered to approximate fair value based upon comparable market information available at respective balance sheet dates.

    Investments are deemed by management to be available-for-sale and are reported at fair market value with net unrealized gains or losses reported as a separate component of stockholders' equity. Available-for-sale marketable securities with maturities less than one year from the balance sheet date are classified as short-term and those with maturities greater than one year from the balance sheet date are classified as long term.

INVENTORIES:

    Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost and depreciated on the straight-line method over estimated useful lives of four to six years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life of the assets or the related lease term. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in results of operations.

REVENUE RECOGNITION:

    Product revenues are generally recognized at the time of shipment. Income from other revenue and royalty agreements is recognized at such time as the earnings process is complete and once collectibility is considered probable. Appropriate allowance is made for product returns and potential warranty claims at the time of shipment.

RESEARCH AND DEVELOPMENT CONTRACTS:

    The Company has entered into contracts to perform research and development for the U.S. government. Revenues from these contracts are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total contract costs. Cost of contract revenues for the years ended December 31, 1995, 1996, and 1997 was $9,176,000, $13,178,000, and $9,814,000,
respectively. Costs include direct engineering and development costs and applicable overhead.

RESEARCH AND DEVELOPMENT:

    Internally funded research and development expenditures are charged to operations as incurred.

INCOME TAXES:

    The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

ACCOUNTING FOR STOCK-BASED COMPENSATION:

    As permitted by Statement of Financial Accounting Standards No. 123 (SFAS
123) "Accounting for Stock-Based Compensation", the Company accounts for grants of equity instruments to employees using the intrinsic value method described in Accounting Principles Board Opinion No. 25 (APBO 25). All other grants are accounted for using the fair value method described in SFAS 123 with appropriate compensation expense recognition in the statement of operations, where significant.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
BASIC AND DILUTED LOSS PER SHARE:

    In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings Per Share", a reconciliation of the numerator and denominator of the basic and diluted EPS is provided as follows:

                                                                                             FOR THE NINE MONTHS
                                                      YEARS ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                             -------------------------------------------  --------------------------
                                                 1995           1996           1997           1997          1998
                                             -------------  -------------  -------------  -------------  -----------

                                                                                                 (UNAUDITED)
Numerator--basic and diluted EPS:
  Net loss.................................  $  (4,421,652) $  (5,003,972) $  (7,543,381) $  (5,243,140)  (6,200,423)
Denominator--basic and diluted EPS:
  Common Stock outstanding.................      5,543,073      6,263,446      6,896,649      6,853,000    7,077,000
  Basic loss per share.....................  $       (0.80) $       (0.80) $       (1.09) $       (0.77) $     (0.88)
  Diluted loss per share...................  $       (0.80) $       (0.80) $       (1.09) $       (0.77) $     (0.88)

    In the 1995, 1996, 1997, and 1998 computations, common equivalent shares are excluded from the basic and diluted loss per share as their effect is antidilutive. Common equivalent shares that could potentially dilute basic earnings per share in the future and that were not included in the computations of diluted loss per share because of antidilution were approximately 505,000, 591,000, 268,000, 330,029 and 344,670 for the years ended 1995, 1996, 1997 and for the nine months ended September 30, 1997 and 1998, respectively.

RECLASSIFICATIONS:

    Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

RECENT PRONOUNCEMENTS:

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS 130 will become effective for the Company's 1998 fiscal year.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Other Information." SFAS 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision makers. Specific information to be reported for individual segments includes profit and loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS 131 will become effective for the Company's 1998 fiscal year.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The Company is currently studying the implications of these statements and has not yet determined the impact of their adoption.

3. SUPPLEMENTAL CASH FLOW DISCLOSURE:

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest.....................................  $  147,605  $  191,050  $  173,571
                                                                               ----------  ----------  ----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FUNDING ACTIVITIES:
  Unrealized gain (loss) on investments, net.................................  $   85,388  $    3,182  $    3,808
                                                                               ----------  ----------  ----------
OTHER NONCASH EXPENSES:
  Compensation associated with stock options granted.........................  $   34,528  $   27,001  $   36,001
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

4. INVESTMENTS:

    Investments, all of which are classified as available-for-sale, are summarized below:

                                                                DECEMBER 31, 1996          DECEMBER 31, 1997
                                                            --------------------------  ------------------------
                                                                COST      MARKET VALUE     COST     MARKET VALUE
                                                            ------------  ------------  ----------  ------------
Debt securities:
  Corporate bonds.........................................  $  2,356,259   $2,359,453
  Preferred bonds.........................................     2,000,000    2,000,000
  Foreign debt............................................                              $  289,829   $  289,829
    Commercial paper......................................     2,078,596    2,079,210      247,702      247,702
    Other.................................................        18,545       18,545        4,587        4,587
    Accrued interest......................................        59,193       59,193       14,515       14,515
                                                            ------------  ------------  ----------  ------------
      Subtotal............................................     6,512,593    6,516,401      556,633      556,633
Unrealized gain, net......................................         3,808           --           --           --
                                                            ------------  ------------  ----------  ------------
  Total...................................................  $  6,516,401   $6,516,401   $  556,633   $  556,633
                                                            ------------  ------------  ----------  ------------
                                                            ------------  ------------  ----------  ------------

    At December 31, 1997, all scheduled maturities of investments are within one year. Investments consisted primarily of foreign debt and commercial paper bearing interest between 5.00% to 6.16% per annum are due to mature between January 1998 and April 1998.

    For the years ended December 31, 1995, 1996, and 1997 gross realized gains and losses on sales of available-for-sale securities were not material, the cost of securities sold is based on the specific identification method.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

5. ACCOUNTS RECEIVABLE:

    Accounts receivable, net, consists of the following:

                                                                                DECEMBER 31,
                                                                         --------------------------  SEPTEMBER 30,
                                                                             1996          1997          1998
                                                                         ------------  ------------  -------------
                                                                                                      (UNAUDITED)
U.S. government contracts:
  Unbilled.............................................................
    Recoverable costs and accrued profit on progress completed--not
      billed...........................................................  $    466,509  $    796,283   $   358,925
    Unrecovered costs and estimated profits subject to future
      negotiation-- not billed.........................................            --       350,000           -0-
  Billed...............................................................     2,842,285       793,382       991,565
Commercial.............................................................       497,792       363,822       257,589
Reserves...............................................................       (50,000)     (248,232)     (292,635)
                                                                         ------------  ------------  -------------
                                                                         $  3,756,586  $  2,055,255   $ 1,315,444
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

    Recoverable costs and accrued profit and unrecovered costs and estimated profits not billed are comprised principally of amounts of revenue recognized on contracts for which billings had not been presented to the contract owners because the amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts receivable from the U. S. Government at December 31, 1997 will be billed over the next 120 days as incremental increases to the contract are funded by the contract administrator or as final billing rates related to fiscal years 1994 through 1996 are approved by the DCAA.

6. INVENTORIES:

    Inventories, net, consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------  SEPTEMBER 30,
                                                          1996         1997         1998
                                                      ------------  ----------  -------------
                                                                                 (UNAUDITED)
Raw materials.......................................  $    604,070  $  293,336   $   441,459
Work in process.....................................       521,997     366,550       315,940
Finished goods......................................       175,806     231,326       526,741
Reserves............................................       (81,000)   (280,845)     (411,521)
                                                      ------------  ----------  -------------
                                                      $  1,220,873  $  610,367   $   872,619
                                                      ------------  ----------  -------------
                                                      ------------  ----------  -------------

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

7. PROPERTY AND EQUIPMENT:

    Property and equipment, including equipment acquired under capital leases, consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Equipment.........................................................  $  6,403,590  $  6,859,265
Leasehold improvements............................................     1,586,350     1,590,605
Furniture and fixtures............................................       449,574       424,824
Construction in process...........................................       318,003       307,386
                                                                    ------------  ------------
                                                                       8,757,517     9,182,080
Accumulated depreciation and amortization.........................    (5,815,832)   (6,481,486)
                                                                    ------------  ------------
                                                                    $  2,941,685  $  2,700,594
                                                                    ------------  ------------
                                                                    ------------  ------------

8. OTHER ACCRUED LIABILITIES:

    Other accrued liabilities consist of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Accrued consulting and professional...............................  $    171,300  $    138,155
Accrued compensation..............................................       727,299       704,676
Other accrued liabilities.........................................       147,317       220,890
                                                                    ------------  ------------
                                                                    $  1,045,916  $  1,063,721
                                                                    ------------  ------------
                                                                    ------------  ------------

9. LONG-TERM DEBT AND OTHER BORROWINGS:

    At December 31, 1997, the Company had three term loan obligations with annual maturities as follows:

1998............................  $1,547,507
1999............................    288,416
2000............................     21,265
                                  ---------
                                  $1,857,188
                                  ---------
                                  ---------

    In December 1997, the Company modified its bank line of credit facility which expires February 28, 1998. See Note 17. The agreement provides for borrowings up to the lesser of $500,000 or 75% of eligible receivables. Borrowings under the agreement bear interest at the bank's prime rate plus 1.00% (a total of 9.50% at December 31, 1997) and are collateralized by a $500,000 certificate of deposit, accounts receivable, equipment and other assets of the Company. At December 31, 1997, the Company had borrowed $500,000 under the agreement. In connection with a prior line of credit modification, on March 8, 1996, the Company issued the lender warrants to acquire 15,000 shares of the Company's

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

9. LONG-TERM DEBT AND OTHER BORROWINGS: (CONTINUED) common stock at a price of $11.25 per share. These warrants may be exercised by the holder at any time until the expiration date, March 8, 2001.

    The three equipment credit facilities and line of credit facility require that the Company provide financial information to the lender, obtain approval of the lender for any material disposition of the collateral except in the ordinary course of business and meet certain financial ratios, minimum tangible net worth, minimum cash and investments and other covenants.

    All borrowings under these credit facilities are at the bank's prime rate plus 1.00% (a total of 9.50% at December 31, 1997) with interest paid monthly, and are collateralized by the related equipment. At December 31, 1997, there were no amounts available under these credit facilities.

    The Company received a waiver in March 1998 from the institution with respect to default that occurred in the fourth quarter of fiscal 1997 on certain financial covenants.

10. COMMITMENTS:

    The Company leases its administrative, sales, marketing, manufacturing, research and development facilities under noncancelable operating leases expiring in February 1998, August 2000 and August 2001. Under the terms of the leases, the Company is responsible for certain expenses and taxes.

    Future minimum payments under these noncancelable leases are as follows:

1998............................  $ 338,810
1999............................    327,114
2000............................    279,114
2001............................    122,076
                                  ---------
                                  $1,067,114
                                  ---------
                                  ---------

    Rent expense was $470,379, $438,531, $385,432, $299,078 and $234,803 for the
years ending December 31, 1995, 1996, and 1997, and for the nine months ended September 30, 1997 and 1998, respectively.

11. RESEARCH AND DEVELOPMENT ARRANGEMENTS:

    The Company is party to a number of research and development contracts, generally short-term in nature, which are substantially all with various agencies of the United States government. Credit risk related to accounts receivable arising from such contracts is considered minimal.

    The following describes some of the major programs underway:

COORDINATED RESEARCH PROGRAM:

    In May 1993, the Company and Hewlett-Packard Company (H-P) modified a previous Coordinated Research Program (CRP) agreement by entering into a new five-year agreement. In connection with the modifying agreement, the Company received $1,000,000 in cash and $230,000 in equipment from H-P in exchange for issuing 439,286 shares of its Series B preferred stock, which automatically converted into 137,276 shares of common stock upon the close of the Company's initial public offering in August 1993.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

11. RESEARCH AND DEVELOPMENT ARRANGEMENTS: (CONTINUED)
    This agreement requires the Company and H-P to exchange reviews and assessments of the Company's technical and applications developments, particularly with respect to their potential application to H-P's products.

ADVANCED TECHNOLOGY PROGRAM:

    In August 1992, the Company, acting as administrator for and on behalf of a joint venture formed to conduct research to develop a prototype hybrid superconductor/semiconductor computer under the Department of Commerce Advanced Technology Program, entered into a cost-sharing cooperative agreement with the U.S. government. Under the terms of the five year agreement, the U.S. government agreed to share costs of the joint venture's research effort up to an aggregate of $7,450,000, including subcontractor costs. Revenue of $1,920,000, $1,613,000 and $714,000 was recognized under this contract for 1995, 1996, and 1997, respectively.

FOCUSED RESEARCH INITIATIVE:

    In September 1995, the Company entered into a contract with the Naval Research Laboratory for the development of HTS receiver coils for pulse magnetic resonance imaging (MRI) prototype for screening of breast cancer. Revenue of $185,000, $1,473,000, and $920,000 was recognized under the contract for 1995, 1996, and 1997, respectively.

LUCENT JOINT DEVELOPMENT AGREEMENT:

    In April 1996, the Company entered into a joint development and licensing agreement with Lucent Technologies, Inc., to develop a superconductive transceiver filter subsystem for the PCS market. Both Conductus and Lucent provide technical support to the program. Each party will retain rights to the intellectual property it develops under the program, subject to certain nonexclusive licensing rights of the other party, and jointly developed intellectual property will be jointly owned. Revenue of $428,000 and $1,080,000 was recognized under the agreement for 1996 and 1997, respectively.

DARPA CRYOPACKAGING PROGRAM:

    In August 1996, the Company entered into a contract with the Naval Research Laboratory to solve technical problems associated with the support and utilization of cryoelectronic components in advanced electronic systems with particular emphasis on microwave communications. Revenue of $616,000 and $847,000 was recognized under this contract for 1996 and 1997, respectively.

12. STOCKHOLDERS' EQUITY

CAPITAL STOCK:

    Under the terms of the Company's Articles of Incorporation, the Board of Directors may determine the rights, preferences and terms of the Company's authorized but unissued preferred stock. In connection with obtaining the lease lines of credit, the Company issued to the leasing companies warrants exercisable for the Company's preferred stock, which converted to warrants for 32,894 and 9,664 shares of common stock, at a price per share of $6.08 and $8.96, respectively. As of December 31, 1997, warrants for 16,447

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
and 2,087 shares of Common Stock remain exercisable, respectively, The warrants, which are immediately exercisable, expire August 5, 1998. Also see Note 17, "Subsequent Events."

1992 STOCK OPTION/STOCK ISSUANCE PLAN:

    Under the Company's stock option/stock issuance plan (the Plan), as amended, a total of 2,080,000 shares of common stock are authorized for issuance under the Plan as of December 31, 1997.

    Additionally each year the non-employee Board members receive a 3,000 share grant that vests over three years.

    The Plan is divided into three separate components: the discretionary option grant program, the automatic option plan program and the stock issuance program. Under the discretionary option grant program, eligible individuals may be granted incentive options or nonstatutory options. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the common stock of the Company on date of grant. The exercise price of nonstatutory options granted under the Plan must be not less than 85% of the fair market value of the common stock on date of grant. Under the automatic option grant program, non-employee Board members automatically receive non-statutory options to purchase shares of the Company's common stock. Each non-employee Board member who first becomes a non-employee Board member at any time on or after January 23, 1995 is automatically granted at the time of such initial election or appointment an option to purchase 15,000 shares of common stock. The options are immediately exercisable, subject to the Company's repurchase right which lapses with respect to twenty percent (20%) of the optioned shares upon completion of twelve (12) months of Board service from the date of grant, and the remainder of the optioned shares in forty-eight (48) equal monthly installments. Under the stock issuance program eligible individuals are allowed to purchase shares of the Company's common stock at fair market value or for such consideration as the Compensation Committee deems advisable.

    Options granted under the Plan may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for fully vested shares in one or more installments over the participant's period of service. Shares issued under the stock issuance program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of future service or to the attainment of designated performance goals.

    No option may be granted with a term exceeding ten years. However, each such option may be subject to earlier termination within a designated period following the optionee's cessation of service with the Company.

    In 1992, the Company issued options at below fair market value, resulting in a compensation charge of $295,000, which is being amortized to the statement of operations over the vesting period of the related options. As of September 30, 1998, this entire balance had been amortized to the Statement of Operations.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the status of the Company's stock option plans as of December 31, 1995, 1996, 1997 and September 30, 1998 and changes during the periods ending on these dates is presented below:

                                                                                            OPTIONS OUTSTANDING
                                                                                      -------------------------------
                                                             AVAILABLE
                                                                FOR
                                                            GRANT UNDER
                                                            OPTION PLAN     SHARES            PRICE PER SHARE
                                                            ------------  ----------  -------------------------------
Balance, January 1, 1995..................................      133,642    1,150,591  $     .16     --           5.75
Additional shares authorized..............................      300,000           --                --
Granted...................................................     (309,163)     309,163  $    4.94     --           7.25
Exercised.................................................           --     (224,762) $     .16     --           6.31
Canceled..................................................      154,559     (212,684) $     .45     --           6.88
                                                            ------------  ----------  ---------             ---------
Balance, December 31, 1995................................      279,038    1,022,308  $     .16     --           7.25
Additional shares authorized..............................      300,000           --                --
Granted...................................................     (528,000)     528,000  $    6.50     --          15.25
Exercised.................................................           --      (57,311) $     .16     --           7.25
Canceled..................................................      107,815     (107,815) $     .45     --          11.50
                                                            ------------  ----------  ---------             ---------
Balance, December 31, 1996................................      158,853    1,385,182  $     .16     --          15.25
Additional shares authorized..............................      200,000           --                --
Granted...................................................     (644,000)     644,000  $    3.44     --           8.38
Exercised.................................................                  (137,000) $     .16     --           6.38
Canceled..................................................      806,495     (806,495) $     .45     --          15.25
                                                            ------------  ----------  ---------             ---------
Balance December 31, 1997.................................      521,348    1,085,687  $     .45     --          13.00
Additional shares authorized..............................           --           --                --
Granted...................................................     (776,901)     776,901  $     .00     --           4.25
Exercised.................................................           --      (96,707) $    0.00     --           0.88
Canceled..................................................      666,722     (666,722) $    0.88     --          13.00
                                                            ------------  ----------  ---------             ---------
Balance, September 30, 1998 (Unaudited)...................      411,169    1,099,159  $    0.00     --          13.00
                                                            ------------  ----------  ---------             ---------
                                                            ------------  ----------  ---------             ---------



                                                             WEIGHTED AVG.
                                                               EXERCISE
                                                                 PRICE
                                                            ---------------
Balance, January 1, 1995..................................     $    2.76
Additional shares authorized..............................            --
Granted...................................................          5.61
Exercised.................................................           .58
Canceled..................................................          3.08
                                                                   -----
Balance, December 31, 1995................................     $    4.04
Additional shares authorized..............................            --
Granted...................................................          9.57
Exercised.................................................          2.08
Canceled..................................................          6.09
                                                                   -----
Balance, December 31, 1996................................     $    6.07
Additional shares authorized..............................            --
Granted...................................................          6.31
Exercised.................................................          2.79
Canceled..................................................          7.98
                                                                   -----
Balance December 31, 1997.................................     $    4.68
Additional shares authorized..............................            --
Granted...................................................          4.26
Exercised.................................................          0.61
Canceled..................................................          5.87
                                                                   -----
Balance, September 30, 1998 (Unaudited)...................     $    3.50
                                                                   -----
                                                                   -----

    At December 31, 1996, and 1997, vested options to purchase 477,522 and 797,925 were unexercised. The weighted average prices for the vested options were $3.21 and $4.68.

REPRICING OF STOCK OPTIONS:

    On April 29, 1997, the Plan Administrator of the 1992 Stock Option/Stock Issuance Plan adopted a plan for repricing of stock options under which each employee-holder of outstanding options with an exercise price above the closing price of the Company's stock on April 29, 1997, was permitted to elect to exchange the existing options for new options, subject to the same terms as the corresponding original stock options being surrendered, except that the exercise price was equal to the closing price of the Company's common stock on April 29, 1997, and all shares were to be unvested until April 29, 1998, after which they would be subject to the original vesting schedule.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
EMPLOYEE STOCK PURCHASE PLAN:

    In July 1994, the Employee Stock Purchase Plan (the ESPP) was adopted by the Company's Board of Directors. A total of 350,000 shares of common stock are authorized for issuance under the ESPP as of December 31, 1997. The purpose of the ESPP is to provide eligible employees of the Company with a means of acquiring common stock of the Company through payroll deductions. The purchase price of such stock under the ESPP cannot be less than 85% of the lower of the fair market values on the specified purchase date and the beginning of the offering period. During 1996 and 1997 employees purchased 57,848 and 50,686 shares for a total of approximately $340,603 and $381,606, respectively. At December 31, 1997, 139,676 shares were available for future grants under the Plan.

STOCKHOLDER RIGHTS PLAN:

    On January 22, 1998, the Board of Directors of Conductus, Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.0001 per share (the "Common Shares") outstanding on February 16, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), of the Company, at a price of $29.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement.

COMMON STOCK RESERVED:

    At December 31, 1997, the Company had reserved the following shares of Common Stock:

Employee Stock Purchase Plan.....    139,676
Warrants.........................     33,534
Option Plan......................  1,607,035
                                   ---------
                                   1,780,245
                                   ---------
                                   ---------

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK BASED COMPENSATION PLANS--VALUATION:

    The following table summarized information with respect to stock options outstanding at December 31, 1997:

                            OPTIONS OUTSTANDING                             OPTION EXERCISABLE
                         --------------------------                   ------------------------------
                                        WEIGHTED
                                         AVERAGE                         NUMBER
                           NUMBER       REMAINING       WEIGHTED       EXERCISABLE      WEIGHTED
   RANGE OF EXERCISE     OUTSTANDING   CONTRACTUAL       AVERAGE           AT            AVERAGE
        PRICES           AT 12/31/97  LIFE (YEARS)   EXERCISE PRICE     12/31/97     EXERCISE PRICE
-----------------------  -----------  -------------  ---------------  -------------  ---------------
    $   0.45-$ 0.88         163,091     $    4.66       $    0.63         163,091       $    0.63
    $   3.44-$ 5.25         104,666          7.79       $    4.79         104,666       $    4.79
    $   5.38-$ 6.50         740,252          7.91       $    5.96         452,490       $    5.61
    $   6.56-$13.00          77,678          8.79       $    7.66          77,678       $    7.66
       ------------      -----------        -----           -----     -------------         -----
0.45$-$13.00........      1,085,687          7.47       $    5.17         797,925       $    4.68
       ------------      -----------        -----           -----     -------------         -----
       ------------      -----------        -----           -----     -------------         -----

    The following information concerning the Company's stock issuance plans (see Employee Stock Purchase Plan) is provided in accordance with SFAS 123. The Company however continues to apply APBO 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plan.

    The fair value of each option grant and purchase right has been estimated on the date of grant using the Black-Scholes option pricing and valuation model with the following weighted average assumptions used for grants and purchase rights in 1995, 1996 and 1997.

                                                          1995                     1996                     1997
                                                 -----------------------  -----------------------  -----------------------
                                                  GROUP A      GROUP B     GROUP A      GROUP B     GROUP A      GROUP B
                                                 ----------  -----------  ----------  -----------  ----------  -----------
Risk-free Interest Rates.......................       6.38%        5.60%       6.13%        5.50%       6.23%        5.50%
Expected Life..................................   4.9 years     6 months   4.9 years     6 months   4.4 years     6 months
Volatility.....................................        0.76         0.76        0.76         0.76        0.83         0.83
Dividend Yield.................................          --           --          --           --          --           --

    The weighted average expected life was calculated based on the exercise behavior of each group. Group A represents all employees, Officers, and Directors. Group B represents the employees with purchase rights under the Employee Stock Purchase Plan.

    The weighted average fair value of those options granted in 1995, 1996, and 1997 was $3.64, $6.19, and $4.10. The weighted average fair value of those purchase rights granted in 1995, 1996, and 1997 was $2.21, $3.47, and $2.71.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation cost for these plans been determined based on fair value of the options at that grant date in 1995, 1996, and 1997 consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been as follows:

                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
Net Loss --As reported...............................................  $  (4,422,000) $  (5,004,000) $  (7,543,000)
        --Proforma...................................................  $  (4,917,000) $  (6,057,000) $  (8,746,000)
Basic and diluted loss per share --As reported.......................  $       (0.80) $       (0.80) $       (1.09)
                            --Proforma...............................  $       (0.89) $       (0.97) $       (1.27)

    The above proforma effect may not be representative of the effects on reported net income for future years as the proforma numbers presented do not take into account the effect of equity grants made prior to 1995 or additional future grants.

    On March 8, 1996 the Company issued warrants to acquire 15,000 shares of common stock at a price of $11.25 per share.

13. 401(K) PROFIT SHARING PLAN:

    The Company has a 401(k) Profit Sharing Plan which covers substantially all employees. Under the plan, employees are permitted to contribute up to 15% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Discretionary contributions may be made by the Company irrespective of whether it has net profits. No contributions were made by the Company during the years 1994 through 1997.

14. ASSET DISPOSALS:

    During the third quarter of 1997, the company disposed of the net assets of its Systems and Instrumentation division, and its NMR product line. The following table summarizes the financial impact of the transactions:

Proceeds from the sale of product lines
  and related assets....................  $1,128,093
Net book value of assets sold:
  Fixed assets..........................     (3,306)
  Inventories...........................   (629,678)
Costs related to asset disposal.........   (546,850)
                                          ---------
Net loss................................  $ (51,741)
                                          ---------
                                          ---------

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

15. INCOME TAXES:

    The components of deferred tax assets are as follows:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1996           1997
                                                                 -------------  -------------
Property and equipment, principally due to differences in
  depreciation.................................................  $     327,000  $     198,000
Accrued liabilities and other..................................        519,000        248,000
Tax credit carryforwards.......................................             --      1,191,000
Capitalized research and development expense...................        882,000         76,000
Net operating loss carryforward................................      9,190,000     13,028,000
Valuation allowance............................................    (10,918,000)   (14,741,000)
                                                                 -------------  -------------
Net deferred tax asset.........................................  $          --  $          --
                                                                 -------------  -------------
                                                                 -------------  -------------

    Due to the uncertainty surrounding the realization of the deferred tax assets in future tax years, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets.

    At December 31, 1997, the Company had approximately $36,231,000 and $12,150,000 in net operating loss carry forwards for federal and state income purposes, respectively. These expire in the years 1998 through 2012. The utilization of the Company's net operating loss carry forwards may be subject to certain limitations upon certain changes in ownership, as defined.

16. BUSINESS SEGMENT AND MAJOR CUSTOMERS:

    The Company was formed to operate in a single industry segment encompassing the development, manufacture, and marketing of electronic components and systems based on superconductors.

    Commercial sales to one customer as a percentage of revenues were 11% ($1,172,000), 12% ($1,560,000) and 9% ($896,000), in 1995, 1996 and 1997,
respectively. Amounts receivable from this customer were $381,000 and $183,000 at December 31, 1996 and 1997, respectively.

    The Company's export revenues are all denominated in U.S. dollars and are summarized as follows:

                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Japan...............................................  $  1,172,000  $  1,560,000  $    896,000
Rest of the world...................................       256,000       433,000       240,000
                                                      ------------  ------------  ------------
                                                      $  1,428,000  $  1,993,000  $  1,136,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

17. SUBSEQUENT EVENTS:

RE-NEGOTIATED CREDIT FACILITIES:

    On March 30, the Company renegotiated the terms of its bank line of credit and its three equipment term loan facilities. The bank line of credit facility provides for borrowings of up to the lesser of $2,000,000 or 80% of eligible receivables. Borrowings under the agreement bear interest at the bank's prime rate plus 2.0%, and are collateralized by the accounts receivable, equipment and the assets of the Company.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

17. SUBSEQUENT EVENTS: (CONTINUED)
    The three equipment term loan facilities will continue to be amortized using the same amortization periods in effect under the previous agreement. However, the interest rate on these loans is changed to the bank's prime rate plus 2.0% and amounts owing under these facilities will be collateralized by certificates of deposit or other restricted cash accounts. This requirement will be in effect after July 28, 1998.

    The Company is required to provide financial information to the lender, obtain approval of the lender for any material disposition of the collateral, except in the ordinary course of business, and meet certain minimum tangible net worth covenants.

NEW "BRIDGE" LOAN FACILITY

    On April 23, 1998, the Company entered into a "bridge" loan credit facility agreement with its bank. The facility provides for borrowings of up to $2,000,000, with interest at the bank's prime rate plus 2.00%. The facility matures in 120 days, but may be paid off sooner at the Company's option. The agreement grants to the bank a warrant to purchase 15,000 shares at $3.625 per share, the closing price for the Company's shares on April 13, 1998.

    The agreement provides for additional warrants to be granted based on the length of time the loan is outstanding, as follows:

       if the loan is outstanding after May 31, 1998, a warrant for an additional 10,000 shares at the May 31, 1998 closing price will be granted.

       if the loan is outstanding after June 30, 1998, a warrant for an additional 25,000 shares at the June 30, 1998 closing price will be granted.

    Borrowings under this facility are collateralized by a first priority security interest in all of the Company's property, including intellectual property rights.

LEASING FACILITY COMMITMENT

    On April 22, 1998, the Company entered into a lease line of credit commitment with a leasing company. Under the terms of this commitment, the Company will sell certain of its assets to the leasing company and lease the assets back from the leasing company. The amount available under this facility is $2,000,000 with another $500,000 available contingent upon the Company achieving certain financial requirements in the future. The facility grants to the leasing company warrants to purchase up to $125,000 of the Company's stock at a price equal to the average closing bid price for the five days immediately preceding and including April 22, 1998. The effective interest rate would be 13.98%, and there are certain reporting and financial covenants which the company is required to satisfy.

STOCKHOLDER FINANCING PARTICIPATION COMMITMENT

    On April 17, 1998, the Company received a commitment letter from a current stockholder stating that the stockholder is prepared, if necessary, to participate in future financing efforts in the amount of at least $1,500,000. This commitment expires March 31, 1999.

                                CONDUCTUS, INC.

             (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE

       NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

17. SUBSEQUENT EVENTS: (CONTINUED)
SERIES B PREFERRED STOCK

    On September 11, 1998 and September 22, 1998, the Company sold and issued an aggregate of 2,461,227 shares of its Series B Preferred Stock at a price per share of $2.70 and issued warrants to purchase 492,242 shares of Common Stock at an exercise price of $2.70 per share in a private placement of its equity securities. The offering was not underwritten and raised net proceeds of $6,375,000. Certain affiliates of the Company and other institutional and accredited individual investors purchased shares of Series B Preferred Stock and warrants in such offering, which sales were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 506 of Regulation D under the Act.

    The shares of Series B Preferred Stock are convertible on a 1-to-1 basis into Common Stock subject to anti-dilution protections. In addition, the shares of Series B Preferred Stock have a cumulative stock dividend of 6% and certain liquidation preferences over the shares of Common Stock as set forth in the Certificate of Designation of Series B Preferred Stock.

18. RECENT DEVELOPMENTS:

    During 1998, the Company continued to incur operating losses ($6.2 million through September 30, 1998). The Company has raised debt and equity capital to fund these losses. Management discusses its plans to address continued losses in
Note 1 "Substantial Future Capital Needs."

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Conductus, Inc.:

    Our report on the financial statements of Conductus Inc., is included on page F-2 of this Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page II-3 of this Form S-1.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P

San Jose, California
February 9, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Price Range of Common Stock...............................................   14
Plan of Distribution......................................................   14
Selected Financial Data...................................................   16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   17
Business..................................................................   24
Management................................................................   39
Certain Transactions......................................................   45
Principal Stockholders and Selling Stockholders...........................   46
Description of Capital Stock..............................................   52
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   57
Index to Financial Statements.............................................  F-1

    UNTIL           , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,069,243 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration fee............................................  $1,400.00
Printing and engraving expenses.................................  20,000.00
Legal fees and expenses.........................................  25,000.00
Accounting fees and expenses....................................  15,000.00
Blue sky fees and expenses......................................  10,000.00
Transfer agent fees.............................................   4,000.00
Miscellaneous fees and expenses.................................   4,600.00
                                                                  ---------
      Total.....................................................  $80,000.00
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In March 1996, the Company issued a warrant to purchase 15,000 shares of Common Stock at an exercise price of $11.25 per share to Silicon Valley Bank.

    In April 1998, the Company issued a warrant to purchase 30,414 shares of Common Stock at an exercise price of $4.11 per share to Transamerica Business Credit Corporation.

    In May 1998, the Company issued a warrant to purchase 15,000 shares of Common Stock at an exercise price of $3.625 per share to Silicon Valley Bank.

    In June 1998, the Company issued a warrant to purchase 10,000 shares of Common Stock at an exercise price of $3.625 per share to Silicon Valley Bank.

    In July 1998, the Company issued a warrant to purchase 25,000 shares of Common Stock at an exercise price of $3.625 per share to Silicon Valley Bank.

    In July 1998, the Company issued a warrant to purchase 15,060 shares of Common Stock at an exercise price of $3.32 per share to Leasing Technologies International, Inc.

    In September 1998, the Company issued to certain investors of the Company 2,461,227 shares of Series B Preferred Stock at $2.70 per share. Such investors also received a warrant to purchase one share of Common Stock for every five shares of Series B Preferred Stock purchased. In total, warrants to purchase 492,242 shares of Common Stock were issued at an exercise price of $2.70 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

   EXHIBIT
     NO                                                    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------

   2.1(1)      Stock Exchange Agreement dated as of May 28, 1993, between the Company and Tristan Technologies,
               Inc.
   3.1(2)      Restated Certificate of Incorporation.
   3.2(3)      Restated Bylaws.
   3.3(4)      Certificate of Designation of Series B Preferred Stock.
   4.1(3)      Stockholder Rights Plan.
   5.1         Opinion of Counsel.
  10.1(1)      1987 Stock Option Plan.
  10.2(1)      Amended 1989 Stock Option Plan.
  10.3(5)      1992 Stock Option/Stock Purchase Plan.
  10.4(6)      1994 Employee Stock Purchase Plan.
  10.5(1)      Second Amended and Restated Registration Rights Agreement dated June 3, 1993.
  10.6(4)      Form of Series B Preferred Stock and Warrant Purchase Agreement, dated September, 1998, and
               September 22, 1998, between the Company and Series B Investors.
  10.7(4)      Form of Warrant to Purchase Common Stock between the Company and Series B Investors.
  10.8(7)      Employment Agreement dated May 3, 1994 between Registrant and Mr. Charles E. Shalvoy.
  10.9(1)      Form of Indemnification Agreement between the Registrant and each of its directors and officers.
  10.10(1)+    Coordinated Research Program Agreement dated October 14, 1988 and Amendment dated May 26, 1991 between the Registrant and Hewlett-Packard Company ("H-P"), as amended by the Agreement between
               Registrant and Hewlett-Packard Company dated June 2, 1993.
  10.11(8)     Collaboration Agreement between Registrant and CTI dated September 19, 1995.
  10.12(8)     High Temperature Superconductor Thin-Film Manufacturing Alliance Agreement among Registrant,
               Superconductor Technologies, Inc., Stanford University, Georgia Research Corporation,
               Microelectronic Control and Sensing Incorporated, IBIS, Focused Research and BDM Federal dated
               November 17, 1995.
  10.13(9)+    Superconducting Filter Technology Joint Development Agreement dated April 25, 1996 between the
               Registrant and Lucent Technologies Inc.
  10.14(4)     Engagement Letter between the Company and Sutro and Co. Inc., dated March 24, 1998.
  10.15(4)     Amendment to Engagement Letter between the Company and Sutro and Co. Inc., dated September 2, 1998.
  10.16(4)     Engagement Letter between the Company and Davenport and Co., dated September 2, 1998.
  10.17(4)     Master Lease Agreement between the Company and Leasing Technologies International, Inc., dated June
               15, 1998.
  10.18(1)     Lease Agreement dated May 3, 1993 between the Registrant and Mozart-McKee Limited Partnership for
               Sunnyvale facilities.
  10.19(7)     Lease Agreement dated December 8, 1994 between Registrant and Mozart-McKee Limited Partnership for
               Sunnyvale facilities.
  10.20(7)     Business Loan Agreement dated August 15, 1994 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.

   EXHIBIT
     NO                                                    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
  10.21(10)    Loan Modification Agreement dated June 30, 1997, between Registration and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.
  10.22(10)    Loan Modification Agreement dated November 12, 1997, between Registration and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.
  10.23(10)    Loan Modification Agreement dated December 23, 1997, between Registration and Silicon Valley Bank modifying the Business Loan Agreement dated August 15, 1994.
  10.24(11)    Business Loan Agreement dated March 8, 1996 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
  10.25(12)    Business Loan Agreement dated December 27, 1996 between Registrant and Silicon Valley Bank for working capital credit facility and term loan facility.
  10.26(4)     Master Loan and Security Agreement between the Company and Transamerica Business Credit
               Corporation, dated June 26, 1998.
  10.27(4)     Stock Subscription Warrant Agreement between the Company and Transamerica Business Credit
               Corporation, dated June 26, 1998.
  10.28(13)    Silicon Valley Bank Loan Agreement.
  10.29(13)    Collateral Assignment, Patent Mortgage and Security Agreement between the Company and Silicon
               Valley Bank.
  10.30(10)+   Asset Purchase Agreement dated July 9, 1997 between Registrant and Bruker Instruments, Inc. for sale of assets of Registrant's NMR Probe business.
  10.31(10)    Asset Purchase Agreement dated August 15, 1997 between Registrant and Neocera, Inc. for sale of
               Registrant's assets related to its temperature controller business.
  10.32(10)    Asset Purchase Agreement dated September 3, 1997, between Registrant and Niki Glass Ltd. for sale of Registrant's assets related to portions of its instruments business.
  23.1         Consent of Independent Accountants
  24.1         Power of Attorney (See Page II-7).
  27.1         Financial Data Schedule.

------------------------

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Number 33-64020), filed with the SEC on May 15, 1996, as amended.

(2) Incorporated herein by reference to the Company's 1993 Annual Report on Form 10-K.

(3) Incorporated herein by reference to the Company's Registration Statement on Form 8-K, filed with the SEC on January 22, 1998.

(4) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on November 16, 1998.

(5) Incorporated herein by reference to the Company's Registration Statement on Form S-8, filed with the SEC on November 26, 1997.

(6) Incorporated herein by reference to the Company's Registration Statement on Form S-8, filed with the SEC on August 5, 1994.

(7) Incorporated herein by reference to the Company's 1994 Annual Report on Form 10-K.

(8) Incorporated herein by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Number 333-3815), filed with the SEC on June 17, 1996.

(9) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Number 333-3815), filed with the SEC on May 10, 1996, as amended.

(10) Incorporated herein by reference to the Company's 1998 Annual Report on Form 10-K.

(11) Incorporated herein by reference to the Company's 1995 Annual Report on Form 10-K.

(12) Incorporated herein by reference to the Company's 1996 Annual Report on Form 10-K.

(13) Incorporated herein by reference to the Company's Form 10-Q, filed with the SEC on May 14, 1998

+ Confidential treatment granted or requested as to certain portions of these exhibits.

(B) FINANCIAL STATEMENT SCHEDULES

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                      COLUMN B
                                                    ------------              COLUMN C                              COLUMN E
                     COLUMN A                        BALANCE AT   --------------------------------   COLUMN D    --------------
--------------------------------------------------  BEGINNING OF  CHARGED TO COST  CHARGE TO OTHER  -----------  BALANCE AT END
                   DESCRIPTION                         PERIOD      AND EXPENSES       ACCOUNTS      DEDUCTIONS     OF PERIOD
--------------------------------------------------  ------------  ---------------  ---------------  -----------  --------------
Year ended December 31, 1995:
Allowance for doubtful accounts...................   $   50,000     $        --       $      --      $      --     $   50,000
Allowance for excess and obsolete inventory.......   $   61,000     $    20,000       $      --      $      --     $   81,000
Year ended December 31, 1996:
Allowance for doubtful accounts...................   $   50,000     $        --       $      --      $      --     $   50,000
Allowance for excess and obsolete inventory.......   $   81,000     $        --       $      --      $      --     $   81,000
Year ended December 31, 1997:
Allowance for doubtful accounts...................   $   50,000         273,232       $      --        (75,000)    $  248,232
Allowance for excess and obsolete inventory.......   $   81,000         249,845       $      --        (50,000)    $  280,845

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 8th day of January, 1999.

                                CONDUCTUS, INC.

                                BY:            /S/ CHARLES E. SHALVOY
                                     -----------------------------------------
                                                 Charles E. Shalvoy
                                                   PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles E. Shalvoy, Ronald Wilderink, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
    /s/ CHARLES E. SHALVOY        Officer (Principal
------------------------------    Executive Officer) and       January 8, 1999
      Charles E. Shalvoy          Director

     /s/ RONALD WILDERINK       Chief Financial Officer
------------------------------    (Principal Financial and     January 8, 1999
       Ronald Wilderink           Accounting Officer)

   /s/ JOHN F. SHOCH, PH.D.     Chairman of the Board
------------------------------                                 January 8, 1999
     John F. Shoch, Ph.d.

      /s/ MARTIN COOPER         Director
------------------------------                                 January 8, 1999
        Martin Cooper

                                Director
------------------------------
      Robert M. Janowiak

                                Director
------------------------------
       Martin J. Kaplan

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